UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
WESTLAKE CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

WESTLAKE CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 14, 2026

To the Stockholders:

The annual meeting of stockholders of Westlake Corporation (the “Company” or “Westlake”) will be held at Westlake Center, 2801 Post Oak Blvd., Houston, Texas 77056, on Thursday, May 14, 2026 at 9:00 a.m. local time for the following purposes:

(1)	To elect the five members of the Board of Directors named in this Proxy Statement for the terms described in the Proxy Statement;

(2)	To hold an advisory vote to approve named executive officer compensation;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and

(4)	To act upon any other matters that may properly come before the annual meeting.

The Board of Directors has fixed the close of business on March 16, 2026 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.

We are using the Securities and Exchange Commission’s Notice and Access proxy rule, instead of mailing a printed set of materials to each stockholder. On April 2, 2026, we mailed to stockholders of record a Notice Regarding the Availability of Proxy Materials, with instructions on how to access the Company’s proxy materials via the Internet (or to request a printed copy) and how to vote online, by telephone or in person at the annual meeting.

All stockholders are requested to be present in person or by proxy. Please vote your proxy whether or not you plan to attend the annual meeting. You can vote your proxy either by the Internet, telephone or by requesting a printed copy of the materials and returning the proxy card enclosed with the printed materials in the envelope furnished for that purpose. Any stockholder may revoke a proxy for any reason and at any time before it is voted at the annual meeting.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Your cooperation is appreciated as a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors

L. Benjamin Ederington

Executive Vice President, Legal and External Affairs

Dated: April 2, 2026

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 14, 2026:

This Proxy Statement, our annual report to stockholders and other proxy materials are available on the Internet at www.proxyvote.com and at https://investors.westlake.com/financials/annual-reports.

WESTLAKE CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

PROXY STATEMENT

For the Annual Meeting of Stockholders to be Held on May 14, 2026

GENERAL MATTERS

This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of Westlake Corporation (the “Company” or “Westlake”) on or about April 2, 2026 in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders to be held on Thursday, May 14, 2026 at 9:00 a.m. local time at Westlake Center, 2801 Post Oak Blvd., Houston, Texas 77056, and any adjournment of the annual meeting.

The following matters will be acted upon at the annual meeting:

(1)	To elect the five members of the Board of Directors named in this Proxy Statement for the terms described in the Proxy Statement;

(2)	To hold an advisory vote on named executive officer compensation;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and

(4)	To act upon any other matters that may properly come before the annual meeting.

Our Board of Directors does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

All shares represented by validly authorized proxies will be voted in accordance with the instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

(1)	FOR the nominees for director listed in these materials and on the proxy;

(2)	FOR the approval of the nonbinding resolution to approve named executive officer compensation; and

(3)	FOR the ratification of the appointment of the Company’s independent registered public accounting firm.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A stockholder giving a proxy has the power to revoke it at any time before it is voted at the annual meeting by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the annual meeting.

Only stockholders of record at the close of business on March 16, 2026, also referred to as the record date, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 128,083,490 shares of common stock, par value $0.01 per share, outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors.

A majority of the common stock entitled to vote at the annual meeting, present either in person or by proxy, will constitute a quorum. Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum present at the meeting. Shares held by a broker or other nominee as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes.” Under the rules of the New York Stock Exchange, certain matters, such as the election of directors and the advisory vote on named executive officer compensation, are not considered “routine” matters and, therefore, your broker will not have the discretionary authority to vote your shares on such matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific instructions to your broker.

Directors are elected by a plurality of the votes cast at the annual meeting, either in person or by proxy. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

An affirmative vote of a majority of the votes cast “for” or “against” the proposal at the annual meeting, either in person or by proxy, is required to approve the nonbinding advisory vote on named executive officer compensation. Abstentions and broker non-votes on the proposal will not be included in the total of votes cast and will not affect the outcome of the vote.

An affirmative vote of a majority of the votes cast “for” or “against” the proposal at the annual meeting, either in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Abstentions on the proposal to ratify the appointment of PricewaterhouseCoopers LLP will not be included in the total of votes cast and will not affect the outcome of the vote.

If your shares are held through a bank, broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, the Company has asked your bank or broker to forward copies of the materials to you and to request your authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the annual meeting. The Company has engaged Broadridge Financial Solutions, Inc. to tabulate voting results.

INFORMATION REGARDING THE BOARD OF DIRECTORS

INDEPENDENCE OF DIRECTORS

As of March 16, 2026, TTWF LP, our principal stockholder, and TTWFGP LLC, TTWF LP’s general partner, owned 72.5% of the outstanding common stock of the Company. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP. As a controlled company, we are eligible for exemptions from provisions of the New York Stock Exchange’s rules requiring a majority of independent directors, nominating and governance and compensation committees composed entirely of independent directors and written nominating and governance and compensation committee charters addressing specified matters. We have elected to take advantage of certain of these exemptions. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the specified transition periods.

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Ms. Kimberly S. Lubel and Messrs. Roger A. Cregg, Michael J. Graff, Mark A. McCollum, R. Bruce Northcutt, Bhavesh V. Patel and Jeffrey W. Sheets are independent from our management, as “independence” is defined by the rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of the New York Stock Exchange. This means that none of these directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us and that none of the express disqualifications contained in the New York Stock Exchange rules applies to any of them.

EXECUTIVE SESSIONS

The Company’s Principles of Corporate Governance require that non-management directors meet at regularly scheduled executive sessions without management. At these meetings of non-management directors, the non-management directors have decided that the non-management director that presides over the meeting will rotate among the non-management directors.

Since three of the non-management directors (Mss. Catherine Chao and Carolyn Sabat, and Mr. David Chao) are not independent, the Company’s Principles of Corporate Governance require that the independent directors meet at least once a year. At these meetings of independent directors, the independent directors have decided that the independent director that presides over the meeting will rotate among the independent directors.

Stockholders and other interested parties may communicate with the non-management directors or the independent directors in the manner described under “Communications with Directors” below.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee

The Audit Committee of the Board of Directors is currently comprised of Mark A. McCollum (chairman), Roger A. Cregg, Michael J. Graff, Kimberly S. Lubel, R. Bruce Northcutt, Bhavesh V. Patel and Jeffrey W. Sheets. All current Audit Committee members are “independent” as defined by the listing standards of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board has determined that each of Messrs. Cregg, Graff, McCollum, Northcutt, Patel and Sheets and Ms. Lubel is an “audit committee financial expert” as that term is defined by SEC regulations. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, to review the planning and results of the annual audit with our independent registered public accounting firm and to have oversight of financial risks. This Committee held seven meetings in 2025. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance—Documents & Charters.”

The Compensation Committee

The Compensation Committee of the Board of Directors is currently comprised of R. Bruce Northcutt (chairman), Roger A. Cregg, Michael J. Graff, Kimberly S. Lubel, Mark A. McCollum, Bhavesh V. Patel and Jeffrey W. Sheets (i.e., all of the independent members of the Board of Directors). The Compensation Committee’s primary functions include overseeing our executive compensation, director compensation and equity and performance incentive compensation plans and policies, including administering the Company’s policy for recovering erroneously awarded compensation. This Committee held six meetings in 2025. The Compensation Committee has adopted a written charter. The Compensation Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance—Documents & Charters.”

The Corporate Risk and Sustainability Committee

The Corporate Risk and Sustainability Committee of the Board of Directors is currently comprised of Michael J. Graff (chairman), Albert Y. Chao, Catherine T. Chao, David T. Chao, James Y. Chao, John T. Chao, Roger A. Cregg, Jean-Marc Gilson, Kimberly S. Lubel, Mark A. McCollum, R. Bruce Northcutt, Bhavesh V. Patel, Carolyn C. Sabat and Jeffrey W. Sheets (i.e., all of the members of the Board of Directors). This Committee assists the Board in overseeing overall risks inherent in the operations of the Company and the control processes with respect to those risks (including, but not limited to, environmental, health, safety, sustainability and cybersecurity risks). Among other things, this Committee reviews the risk-management structure of the Company and reviews management’s identification and assessment of significant risks and its plans to control those risks. The Corporate Risk and Sustainability Committee also reviews management’s systems as they relate to enterprise-wide risks posed by the Company’s physical assets and operating processes and addresses the findings of regulatory agencies concerning the Company’s physical assets and operations. In addition, as described in more detail below, this Committee assists the Board in discharging its oversight responsibility of the Company’s sustainability initiatives and policies. This Committee held four meetings in 2025. The Corporate Risk and Sustainability Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance—Documents & Charters.”

The Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of Jeffrey W. Sheets (chairman), Roger A. Cregg, Michael J. Graff, Kimberly S. Lubel, Mark A. McCollum, R. Bruce Northcutt and Bhavesh V. Patel (i.e., all of the independent members of the Board of Directors). The Nominating and Governance Committee’s primary functions are (i) to identify individuals qualified to become directors of the Company, (ii) to recommend to the Board of Directors director candidates to fill vacancies on the Board of Directors and to stand for election by the stockholders at the annual meeting of stockholders, (iii) to recommend changes to the size of the Board of Directors, (iv) to recommend committee assignments for directors, (v) to oversee the annual assessment of the performance of the Board of Directors and its committees, and (vi) to assess the adequacy of the Company’s corporate governance policies, practices and procedures and recommend any changes to the Board for approval. In assessing the qualifications of prospective nominees to serve as directors, this Committee will consider, in addition to any criteria set forth in the Bylaws of the Company, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective director, diversity with respect to, among other things, level and type of career experience, gender, ethnicity, geographic location, and expertise, and commitment to acting in the best interests of the Company and its stockholders. This Committee held four meetings in 2025. The Nominating and Governance Committee has the authority to retain an executive search firm as needed to identify director candidates. The Nominating and Governance Committee has adopted a written charter. The charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Governance—Documents & Charters.”

The Nominating and Governance Committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating and Governance Committee, Westlake Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. Recommendations for potential nominees may come from any source, including members of the Board of Directors, stockholders, self-recommendations or search firms. All persons recommended for a vacant or new Board position will be given equal consideration regardless of the source of the recommendation. The Nominating and Governance Committee recommended that Messrs. Gilson and Patel be appointed to the Board, and the Board of Directors appointed Mr. Gilson to the Board and as a member of the Corporate Risk and

Sustainability Committee and Mr. Patel to the Board and as a member of the Audit, Compensation, Corporate Risk and Sustainability, and Nominating and Governance Committees, each effective February 20, 2026.

BOARD COMPOSITION

The Board of Directors believes that having a mix of directors with complementary qualifications, skills and expertise is essential to effectively discharging its oversight responsibility while advancing the Company’s long-term business strategy. The Nominating and Governance Committee and the Board each believe that the current composition of the Board reflects a group of highly talented individuals with diverse backgrounds, skills, professional and industry experience, and other personal qualities and attributes best suited to perform oversight responsibilities for the Company and its stockholders and to provide practical insights and varied perspectives. We have three women directors, two of whom are also racially-diverse, and five other racially-diverse directors on the Board.

BOARD LEADERSHIP STRUCTURE

We have separated the positions of executive chairman of the board, senior chairman of the board and chief executive officer. Mr. Albert Chao serves as our Executive Chairman of the Board, Mr. James Chao serves as our Senior Chairman of the Board and Mr. Jean-Marc Gilson serves as our President and Chief Executive Officer and a member of the Board. Our Board has concluded that balance and varying experience and judgment are added to the leadership of the Board by having these positions filled by different persons.

Messrs. Albert Chao, our Executive Chairman of the Board, James Chao, our Senior Chairman of the Board, and Gilson, our President and Chief Executive Officer, are not independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. Our independent directors meet at least once a year. At these meetings, the independent director that presides over the meeting rotates among the independent directors. See “Information Regarding Board of Directors—Executive Sessions.” We believe that this leadership structure is appropriate because we are controlled by TTWF LP, our principal stockholder.

BOARD ROLE IN CORPORATE RISK OVERSIGHT

As previously described, our Board’s Corporate Risk and Sustainability Committee assists the Board of Directors in overseeing overall risks inherent in the operations of the Company and the control processes with respect to those risks (including, but not limited to, environmental, health, safety, sustainability and cybersecurity risks). Additionally, the Board’s Audit Committee retains responsibility for oversight of financial risks, including integrity of financial statements, internal controls, derivatives transactions, loan covenant compliance, credit, liquidity, insurance and similar areas. Further, our Board’s Compensation Committee retains responsibility for oversight of executive compensation, succession planning, and management development and personnel practices. Finally, our Board of Directors retains ultimate responsibility for corporate risk oversight as a whole as well as responsibility for oversight of specific risks not assigned to the Board’s committees. As requested from time to time by the Board and its committees, members of our senior management present reports to the Board and the committees on the risks that we face.

COMPENSATION-RELATED RISK

The Company regularly assesses risks related to its compensation program, including its executive compensation program, and does not believe that the risks arising from the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Management reports to the Compensation Committee and the Corporate Risk and Sustainability Committee regarding factors that could mitigate or encourage excessive risk-taking in reference to the compensation practices of the Company. In addition, the Compensation Committee has independently engaged Willis Towers Watson as its compensation consultant to provide regular reports to the Committee regarding best practices, risk factors, program design and related matters. The Compensation Committee also considered the attributes of the Company’s programs, including:

•	the mix of compensation types with an emphasis on performance-based programs,

•	the array of performance metrics to be used in the programs and their alignment with business goals and objectives,

•	the mix of vesting schedules for long-term incentives to help ensure the retention of talent and returning value to stockholders, and

•

the Company’s stock ownership, pledging and anti-hedging policy for directors, executive officers and certain other officers and employees, which requires each such person to retain 100% of any vested restricted stock and shares of common stock of the Company acquired through the vesting of restricted stock awards, restricted stock unit awards and performance stock unit awards, net of shares used to pay applicable taxes, until the total value of such retained stock reaches six times the annual base salary for Messrs. Albert Chao, James Chao and Gilson, three times the annual base salary for certain other officers (including Messrs. Bender and Buesinger) and five times the annual cash retainer for directors, or until such person’s employment or service, as the case may be, with the Company terminates. This policy also prohibits our directors and executives from shorting or hedging, or buying puts and calls with respect to our securities, or entering into similar arrangements, and requires directors and executives to provide notice prior to pledging our securities. None of our directors or executives currently pledge any of our securities. Equity awards to executives, any shares of common stock issued under equity awards and any profits realized on the sale of such shares are subject to potential clawback or recoupment in accordance with the Company’s policy for recovering erroneously awarded compensation.

CYBERSECURITY

The Company maintains a comprehensive approach to cybersecurity and data protection, based on a risk-based, defense-in-depth strategy. We regularly assess industry best practices and standards and endeavor to implement them in our efforts to manage cybersecurity risk. We follow industry standard cybersecurity frameworks, including the National Institute of Standards and Technology’s Cybersecurity Framework to design, assess and update our cybersecurity strategy, controls and processes. Our focus is on protecting our highest-value information assets, which include manufacturing systems, financial systems, and confidential, personal, and private information.

To safeguard our networks and systems, we have a dedicated cybersecurity organization overseen by our Senior Director, Cybersecurity and Network Operations, which operates within our information technology department overseen by the Chief Information Officer. Our cybersecurity organization employs multiple security controls, such as firewalls, spam protection, web filtering, endpoint detection and response software, controlled access, vulnerability management, redundancies, patching, and regular onsite and offsite backups. Our cybersecurity organization also uses a variety of processes to address cybersecurity threats related to the use of third-party technology and services, including pre-acquisition diligence, imposition of contractual obligations, and risk-based performance monitoring.

Both our Chief Information Officer and our Senior Director, Cybersecurity and Network Operations have extensive experience in assessing and managing cybersecurity risks, including through decades of collective experience in information technology and cybersecurity roles of increasing responsibility both at the Company and in prior positions. We prioritize cybersecurity awareness among our employees and contractors through various training exercises, including formal programs and simulated phishing events. We maintain incident response plans, playbooks, and engage third-party cybersecurity firms for simulated cyberattacks and penetration testing to identify potential risks. We also have a third-party cybersecurity firm on retainer for incident assistance and response. Periodic internal self-assessments are conducted by our cybersecurity organization using the National Institute of Standards and Technology Cybersecurity Framework.

From time to time, we experience cybersecurity threats and attempted breaches and other incidents. We classify and track these events based on significance and implement remediation actions that we consider appropriate to address the risks relating to such incidents. Although we have not experienced material impacts to our business strategy, results of operations or financial condition from any such incidents in the past three years, we cannot guarantee that a material incident will not occur in the future. See “Failure to adequately protect critical data and technology systems could materially affect our operations” under Item 1A. Risk Factors in our Annual Report on Form 10-K.

Our Board has charged the Corporate Risk and Sustainability Committee with assisting the Board with its oversight of cybersecurity risks, which is a component of our overall enterprise risk management program. The Corporate Risk and Sustainability Committee includes directors with cybersecurity experience and expertise through supervision of information technology departments as executive officers. The Corporate Risk and Sustainability Committee receives regular updates from senior management and our Chief Information Officer on cybersecurity risks, incidents and trends, and ongoing and planned projects. Regular status reports are also provided by the cybersecurity organization to our Chief Information Officer and other members of our senior management and incident updates are reported to senior management as the Chief Information Officer and cybersecurity organization considers appropriate depending on the severity of the incident.
As part of our incident response planning, we also maintain cross-functional response teams involving personnel outside of our cybersecurity organization, both globally and regionally, in order to be prepared to respond to an incident.
SUSTAINABILITY MATTERS
Westlake is committed to acting in a safe, ethical, sustainable and socially-responsible manner. The Corporate Risk and Sustainability Committee assists the Board in discharging its oversight responsibility for (i) the Company’s initiatives and policies related to safety, environmental compliance, sustainability and corporate culture and (ii) the evaluation of management’s efforts to align sustainability initiatives and practices with the Company’s long-term strategy. The Compensation Committee assists the Board in discharging its oversight responsibility for the Company’s human capital management matters. Management provides regular updates to both Committees as well as the Board with respect to these initiatives.
The Company voluntarily discloses certain sustainability matters and metrics in its annual Sustainability Report, which is in part informed by the Sustainability Accounting Standards Board, Global Reporting Initiative and Task Force on Climate-related Financial Disclosures voluntary disclosure frameworks and several of the United Nations Sustainable Development Goals. The Company’s most recent Sustainability Report, which was published in November 2025, covering calendar year 2024, is available on our website at: http://www.westlake.com under “Sustainability—Sustainability Report.” This Sustainability Report and sustainability information on the Company’s website are not incorporated by reference in this proxy statement.
CORPORATE GOVERNANCE
We have a Code of Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, a Code of Conduct that applies to all directors, officers and employees, and Principles of Corporate Governance. You can find the above-referenced documents by visiting our website at: http://www.westlake.com under “Investor Relations—Governance Documents.” We will post on our website any amendments to such documents as well as any waivers that are required to be disclosed by the rules of either the SEC or the New York Stock Exchange.
INSIDER TRADING POLICY
We have adopted an insider trading policy governing the purchase and sale of our securities by our directors, officers and employees and the directors, officers and employees of our subsidiaries and affiliates, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. A copy of our insider trading policy is included as an exhibit to our most recent Annual Report on Form
10-K.
COMMUNICATIONS WITH DIRECTORS
Any interested party is welcome to communicate with any one or all of our directors by writing to the director or directors, Westlake Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. The Corporate Secretary will forward these communications to the addressee. If any interested party would like to communicate with the non-management
directors or independent directors as a group, the interested party should address such communication as follows:
Non-management
Directors or Independent Directors (as applicable), Westlake Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. Upon receipt, Westlake’s Corporate Secretary will forward the communication, unopened, to one of the non-management
directors or independent directors, as applicable. Such director will, upon review of the communication, make a determination as to whether it should be brought to the attention of the other non-management
directors or independent directors, as applicable, and whether any response should be made to the person sending the communication, unless the communication was made anonymously.

MEETING ATTENDANCE
The Board of Directors held eight meetings in 2025. During 2025, all of our directors attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he or she served during the periods that he or she served. Westlake encourages its directors to attend the annual meeting of stockholders. All of our directors attended our annual meeting of stockholders in May 2025, with the exception of Mr. Cregg, who had recently joined our Board and had a prior commitment, and Mr. Patel, who did not join the Board until February 2026.
COMPENSATION OF DIRECTORS
Directors who are also full-time officers or employees of Westlake (
i.e.
, Messrs. Albert Chao, James Chao, John Chao and Gilson) receive no additional compensation for serving as directors. In 2025, all other directors, who served for the whole year, received a quarterly retainer of $30,000 for each of the first and second quarters and $31,250 for each of the third and fourth quarters, for a total annual retainer of $122,500 (the annual cash retainer was increased from $120,000 to $125,000 effective for the third quarter of 2025). The Audit Committee chairman received an additional annual retainer of $26,250 (the annual retainer was increased from $25,000 to $27,500 effective for the third quarter of 2025), the Compensation Committee chairman received an additional annual retainer of $20,000, the Nominating and Governance Committee chairman received an additional annual retainer of $20,000 and the Corporate Risk and Sustainability Committee chairman received an additional annual retainer of $20,000. Under the 2013 Omnibus Incentive Plan, which was amended and restated on May 11, 2023 following shareholder approval (the “Omnibus Incentive Plan”), the Board of Directors, effective August 8, 2025, authorized the issuance of 2,168 restricted stock units to each non-management
director at the time (being Mss. Chao, Lubel and Sabat and Messrs. David Chao, Cregg, Graff, McCollum, Northcutt and Sheets). All of these restricted stock units will vest on August 8, 2026, subject to the grantee’s continuing service as a director of Westlake as of the vesting date. Each such restricted stock unit represents a contingent right to receive one share of Westlake’s common stock at vesting.

The following table sets forth a summary of the compensation earned or paid to our non-named executive officer directors in 2025:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	All Other Compensation(2) ($)	Total ($)
Catherine T. Chao	122,500	175,000	0	3,482	300,982
David T. Chao	122,500	175,000	0	3,482	300,982
John T. Chao(3)	0	0	0	0	0
Roger A. Cregg	122,500	175,000	0	5,123	302,623
Michael J. Graff	142,500	175,000	0	3,482	320,982
Kimberly S. Lubel	122,500	175,000	0	3,482	300,982
Mark A. McCollum	148,750	175,000	0	3,482	327,232
R. Bruce Northcutt	142,500	175,000	0	3,482	320,982
Bhavesh V. Patel(4)	0	0	0	0	0
Carolyn C. Sabat	122,500	175,000	0	3,482	300,982
Jeffrey W. Sheets	142,500	175,000	0	3,482	320,982

(1)

These amounts represent the grant date fair value of the restricted stock units granted to our directors in 2025, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the related valuation assumptions, please see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. As of December 31, 2025, each of Mss. Chao, Lubel and Sabat and Messrs. David Chao, Cregg, Graff, McCollum, Northcutt and Sheets had 2,168 unvested restricted stock units.

(2)	All Other Compensation amounts represent dividend equivalent payments with respect to restricted stock units that were paid to the directors before the vesting of the restricted stock units.
(3)

Mr. John Chao serves as the Company’s Senior Vice President, Strategy and Corporate Development. Please see “Certain Relationships and Related Party Transactions” elsewhere in this proxy statement for a description of his compensation earned as an employee of Westlake during 2025. Mr. John Chao did not receive any additional compensation for services provided as a director during 2025.

(4)

Mr. Patel was appointed to the Board of Directors effective February 20, 2026. In connection with his appointment to the Board, in February 2026, the Board authorized a restricted stock unit award to Mr. Patel with an aggregate grant date fair value of $175,000, which will fully vest on February 20, 2027, subject to Mr. Patel’s continuing service as a director of the Company as of the vesting date.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Our Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the Board of Directors, with each class to serve for a term of three years. The following nominees, each of whom was nominated by our Nominating and Governance Committee, are proposed for election in Class I, to serve until the annual meeting of stockholders in 2029, or until their successors are elected and qualified:

•	Catherine T. Chao

•	Roger A. Cregg

•	Jean-Marc Gilson

•	Kimberly S. Lubel

•	Jeffrey W. Sheets

Mss. Chao and Lubel and Messrs. Cregg, Gilson and Sheets are incumbent Class I directors. Unless instructed otherwise, the proxies will be voted for the election of the four nominees named above. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the Board of Directors, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ELECTION OF THESE NOMINEES AS CLASS I DIRECTORS.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS

Catherine T. Chao (age 48). Ms. Chao has been a director since May 2023. Ms. Chao has been the director and co-founder of Tuyo Development since 2019 and a founding partner of Grains of Salt since 2016. From 2007 to 2013, Ms. Chao was a project architect with Greg Yang Design and, from 2008 to 2013, she was an adjunct professor of the School of Constructed Environments at Parsons The New School of Design. In addition, since 1997, Ms. Chao served in various roles at Tanglewood Property Management Company, an affiliate of our principal stockholder, most recently as Manager, from September 2017 until December 2025. She is the daughter of James Y. Chao, the sister of David T. Chao, the niece of Albert Y. Chao, and the cousin of John T. Chao and Carolyn C. Sabat. Ms. Chao holds a bachelor’s degree in product design from Stanford University, a Masters of Architecture from the Rhode Island School of Design, and an MBA and a Masters in Urban Planning from Columbia University. Ms. Chao is a registered architect in New York and Oregon, a member of the American Institute of Architects and a member of the American Planning Association.

The Board has concluded that Ms. Chao should serve as a director of the Company based primarily on her experience in the building and construction industry and her position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Roger A. Cregg (age 69). Mr. Cregg has been a director since December 2024. Mr. Cregg served as President, Chief Executive Officer and Director of AV Homes, Inc., from December 2012 until its sale to Taylor Morrison Homes in October 2018. From August 2011 through November 2012, he served as Senior Vice President of Finance and Chief Financial Officer of The ServiceMaster Company. He served as Executive Vice President and Chief Financial Officer of PulteGroup, Inc. (formerly known as Pulte Homes, Inc.) from May 2003 to May 2011; and as Senior Vice President and Chief Financial Officer of PulteGroup, Inc. from January 1998 to May 2003. Mr. Cregg also served as Executive Vice President and Chief Financial Officer of Zenith Electronics Corporation from 1996 to 1998; Vice President and Chief Financial Officer of Sweetheart Cup Company, Inc. from 1990 to 1996; and Vice President of Mead Corporation from 1989 to 1990. Mr. Cregg began his career at Continental Can Company, where he held a variety of accounting, finance, and administration roles. Mr. Cregg has served on the Board of Directors of Sterling Infrastructure Inc. since May 2019 and the Board of Directors of Minto Group since July 2024. Previously, Mr. Cregg served on the Board of Directors of Comerica Incorporated, from December 2006 until its merger with Fifth Third Bancorp in February 2026, and the Board of Directors of the Federal Reserve Bank of Chicago, Detroit Branch, from January 2004 to December 2009. Mr. Cregg received a bachelor’s of science degree in accounting from Northeastern University and an M.B.A from J.L. Kellogg Graduate School of Management at Northwestern University.

The Board has concluded that Mr. Cregg should serve as a director of the Company based primarily on his experience in the homebuilder industry and his leadership experience as chief executive officer and chief financial officer of public companies.

Jean-Marc Gilson (age 62). Mr. Gilson has been our President and Chief Executive Officer since July 2024 and a director since February 2026. Mr. Gilson has also served as President and Chief Executive Officer and a director of Westlake Chemical Partners GP LLC, a wholly owned subsidiary of ours and the general partner of Westlake Chemical Partners LP, since July 2024. Prior to joining Westlake, Mr. Gilson served as President, Chief Executive Officer and Representative Director of Mitsubishi Chemical Group Corporation (formerly known as Mitsubishi Chemical Holdings Corporation), from April 2021 until April 2024. From September 2014 until December 2020, Mr. Gilson served as Chief Executive Officer of Roquette Frères. Before that, Mr. Gilson served as Vice-Chairman and Chief Operating Officer of NuSil Technology LLC. Earlier in his career, Mr. Gilson held various leadership roles at Dow Corning Corporation, including Executive Vice President, Specialty Chemicals Business, before becoming Chief Executive Officer of Avantor Performance Materials, Inc. Mr. Gilson holds a Master of Science in Chemical Engineering from the University of Liege in Belgium and an Executive Master of Business Administration from the International Institute for Management Development in Switzerland.

The Board has concluded that Mr. Gilson should serve as a director of the Company based primarily on his role as President and Chief Executive Officer of the Company and his experience as a chief executive officer at several chemical companies.

Kimberly S. Lubel (age 61). Ms. Lubel has been a director since May 2020. Ms. Lubel served as the Chairman, President and Chief Executive Officer of CST Brands, Inc. from its spin-off from Valero Energy Corporation in 2013 until CST’s acquisition by Alimentation Couche-Tard Inc. in June 2017. From October 2008 through December 2012, Ms. Lubel served as Valero’s Executive Vice President and General Counsel, with responsibility over Valero’s legal, ad valorem tax, health, safety and environmental, energy and gases, reliability and project execution departments. She joined Valero in 1997.

Ms. Lubel has served on the Board of Directors of PBF Energy Inc. since August 2017, the Board of Directors of the Southwest Research Institute since 2019, the Board of Directors of Arcosa, Inc. since November 2021, and the Board of Directors of Inspire Trust Company, N.A. since January 2022. Previously, Ms. Lubel served on the Board of Directors of WPX Energy Inc. from December 2011 through January 2021. Since 2022, Ms. Lubel has been an executive coach and independent consultant with the Exco Group. Ms. Lubel holds bachelor’s of arts degrees in Spanish and International Studies from Miami University (Ohio), a master of arts degree in International Relations from Baylor University and a juris doctorate degree from the University of Texas School of Law. She is also a graduate of the Executive Program at Stanford University.

The Board has concluded that Ms. Lubel should serve as a director of the Company based primarily on her long experience in the petroleum refining and fuel and convenience retailing industries and her extensive experience in legal and related areas.

Jeffrey W. Sheets (age 68). Mr. Sheets has been a director since January 2018. Mr. Sheets served as Executive Vice President and Chief Financial Officer of ConocoPhillips Company from October 2010 to February 2016. Mr. Sheets was associated with ConocoPhillips and its predecessor companies for more than 36 years and served in a variety of roles, including Senior Vice President of Planning and Strategy and Vice President and Treasurer. He began his career with Phillips Petroleum Company in 1980 as a process engineer. Mr. Sheets has served on the Board of Directors of Chord Energy Corporation since May 2024 and of Schlumberger Limited since October 2019. Mr. Sheets was a director of Enerplus Corporation from December 2017 until its acquisition by Chord Energy Corporation in May 2024 and is a former director of DCP Midstream Partners LP. Mr. Sheets received a bachelor’s degree in chemical engineering from the Missouri University of Science and Technology and an M.B.A. from the University of Houston. Mr. Sheets is a member of the Board of Trustees at the Missouri University of Science and Technology.

The Board has concluded that Mr. Sheets should serve as a director of the Company based primarily on his long experience in the petroleum industry and his extensive experience in financial accounting and related areas.

CLASS II DIRECTORS

James Y. Chao (age 78). Mr. Chao has been our Senior Chairman of the Board since July 2024 and became a director in June 2003. From July 2004 to July 2024, Mr. Chao served as Chairman of the Board and, from May 1996 to July 2004, he served as Vice Chairman. In addition, Mr. Chao has been a director of Westlake Chemical Partners GP LLC since its formation in March 2014, its Senior Chairman of the Board since July 2024 and served as its Chairman of the Board from July 2014 to July 2024. From June 2003 until November 2010, Mr. Chao was the executive chairman of Titan Chemicals Corp. Bhd. Prior to that he served as Titan’s Managing Director. He has served as a Special Assistant to the Chairman of China General Plastics Group and worked in various financial, managerial and technical positions at Mattel Incorporated, Developmental Bank of Singapore, Singapore Gulf Plastics Pte. Ltd. and Gulf Oil Corporation. Mr. Chao, along with his brother, Albert Chao, assisted their father, T.T. Chao, in founding Westlake. He is the brother of Albert Y. Chao, father of David T. Chao and Catherine T. Chao, and uncle of John T. Chao and Carolyn C. Sabat. Mr. Chao received his B.S. degree from the Massachusetts Institute of Technology and an M.B.A. from Columbia University.

The Board has concluded that Mr. James Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our board as a member of the Chao family, which controls TTWF LP, our principal stockholder.

John T. Chao (age 49). Mr. Chao has been a director since August 2018. Since September 2025, Mr. Chao has served as the Company’s Senior Vice President, Strategy and Corporate Development. From July 2024 to September 2025, Mr. Chao served as Senior Vice President and Managing Director of Westlake Innovations, Inc. (one of our subsidiaries) and from March 2021 to July 2024, Mr. Chao was its Vice President and Managing Director. From October 2018 to February 28, 2021, he was a Managing Director of Tanglewood Property Management Company, an affiliate of our principal stockholder. From March 2015 to October 2018, he was with New York Public Radio, as the organization’s Vice President of Partnerships and New Business from March 2015 to June 2016, Senior Vice President of Business and Strategy from June 2016 to August 2017 and Chief Operating Officer from August 2017 to October 2018. Mr. Chao was previously in the strategy and finance practice at McKinsey & Company where he advised energy and commodity companies, beginning in 2004 and ending his tenure as a partner in 2013. From 2000 to 2002, he was a financial analyst at the Company. He is the son of Albert Y. Chao, the nephew of James Y. Chao, the brother of Carolyn C. Sabat, and the cousin of David T. Chao and Catherine T. Chao. Mr. Chao received a bachelor’s degree in chemical engineering from Rice University and an M.B.A. from the Massachusetts Institute of Technology.

The Board has concluded that Mr. John Chao should serve as a director of the Company based primarily on his experience with the chemical, energy and other commodity industries and his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Mark A. McCollum (age 67). Mr. McCollum has been a director since May 2018. Mr. McCollum was the President and Chief Executive Officer of Weatherford International plc from April 2017 to June 2020. Weatherford filed for voluntary Chapter 11 bankruptcy in July 2019 and emerged in December 2019. Prior to joining Weatherford, Mr. McCollum served as Executive Vice President and Chief Financial Officer of Halliburton Company, a position he assumed in 2008 and resumed in July 2016 following an interim role from December 2014 to July 2016 as Executive Vice President and Chief Integration Officer during the pendency of Halliburton’s proposed acquisition of Baker Hughes Incorporated. From 1995 to 2003, Mr. McCollum held a number of senior positions at Tenneco, Inc., including Chief Financial Officer, and, from 1991 to 1995, served as an Audit and Advisory Partner in Arthur Andersen’s Energy Division, where he began his career. Mr. McCollum has served on the Board of Directors of Seadrill Limited since February 2022, the Board of Directors of Momentive Performance Materials, Inc. since December 2024 and the Board of Directors of ONEOK, Inc. since January 2026. He previously served on the Board of Directors of Marathon Oil Corporation from December 2022 until its acquisition by ConocoPhillips in November 2024 and the Board of Directors of Archrock, Inc. from 2002 to July 2018. He also currently serves on the Board of Trustees for Baylor College of Medicine, the Board of Directors for the Baylor St. Luke’s Medical Center joint venture and the Board of Directors of Mentoring Alliance. Mr. McCollum received a bachelor’s of Business Administration degree in Accounting from Baylor University in 1980 and is a CPA in Texas.

The Board has concluded that Mr. McCollum should serve as a director of the Company based primarily on his extensive experience in the oilfield services and energy industries and his broad background as a senior executive and in the field of financial accounting.

R. Bruce Northcutt (age 66). Mr. Northcutt has been a director since May 2013. Mr. Northcutt was a partner of Navitas Midstream Partners, LLC from November 2013 and the Chairman of the Board, Chief Executive Officer and President of its manager, Navitas Midstream Management, LLC, from May 2014 until Navitas’ acquisition by Enterprise Products Partners L.P. in February 2022. Mr. Northcutt was the President and Chief Executive Officer and a director of Copano Energy, L.L.C. until its acquisition by Kinder Morgan Energy Partners, L.P. in May 2013. Mr. Northcutt had also served as Copano’s President and Chief Operating Officer from April 2003 until November 2009. Mr. Northcutt served as President of El Paso Global Networks Company from November 2001 until April 2003, Managing Director of El Paso Global Networks Company from April 1999 until November 2001 and Vice President, Business Development of El Paso Gas Services Company from January 1998 until April 1999. From 1988 until 1998, Mr. Northcutt held positions with various levels of responsibility at El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. He began his career with Tenneco Oil Exploration and Production in 1982, working in the areas of drilling and production engineering. Mr. Northcutt served on the Board of Directors of Ball Ventures LLC from February 2023 until March 2025. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer on inactive status in the State of Texas.

The Board has concluded that Mr. Northcutt should serve as a director of the Company based primarily on his extensive experience in the energy industry and his experience as a chief executive officer.

CLASS III DIRECTORS

Albert Y. Chao (age 76). Mr. Chao has been our Executive Chairman of the Board since July 2024 and a director since June 2003. From May 1996 to July 2024, Mr. Chao served as President and, from July 2004 to July 2024, he served as our Chief Executive Officer. In addition, Mr. Chao has been a director of Westlake Chemical Partners GP LLC since its formation in March 2014, its Executive Chairman of the Board since July 2024 and served as its President and Chief Executive Officer from March 2014 to July 2024. In 1985, Mr. Chao assisted his father, T.T. Chao, and his brother, James Y. Chao, in founding Westlake. He has held positions in the Controller’s Group of Mobil Oil Corporation, in the Technical Department of Hercules Incorporated, in the Plastics Group of Gulf Oil Corporation and has served as Assistant to the Chairman of China General Plastics Group and Deputy Managing Director of a plastics fabrication business in Singapore. He is the brother of James Y. Chao, father of John T. Chao and Carolyn C. Sabat, and uncle of David T. Chao and Catherine T. Chao. Mr. Chao received a bachelor’s degree from Brandeis University and an M.B.A. from Columbia University.

The Board has concluded that Mr. Albert Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our Board from his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

David T. Chao (age 49). Mr. Chao has been a director since January 2018. Mr. Chao is the Chief Executive Officer of Tempest Peak Management LLC, a position he has held since December 2022. Mr. Chao served as Executive Chairman of Tanglewood Property Management Company, an affiliate of our principal stockholder, from July 2017 until December 2024. From August 2013 to July 2017, Mr. Chao was the Company’s Vice President of Business Development for Asia and Middle East and from July 2011 to August 2013 he was the Company’s Director of Business Development for Asia and Middle East. Prior to joining Westlake, Mr. Chao was President and Director at PT Titan Petrokimia Nusantara, a petrochemical company based in Indonesia, from January 2008 to December 2010. He is the son of James Y. Chao, the nephew of Albert Y. Chao, brother of Catherine T. Chao, and the cousin of John T. Chao and Carolyn C. Sabat. Mr. Chao received a bachelor’s degree in mechanical engineering from Rice University and an M.B.A. from the Wharton School of the University of Pennsylvania.

The Board has concluded that Mr. David Chao should serve as a director of the Company based primarily on his experience in the chemical industry and his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Michael J. Graff (age 70). Mr. Graff has been a director since May 2013. Mr. Graff is the former Chairman and Chief Executive Officer of American Air Liquide, Inc. and former Executive Vice President of the Air Liquide Group. Mr. Graff joined Air Liquide as President and CEO of Air Liquide USA LLC in April 2007. In May 2009, Mr. Graff was named a Corporate Vice President of Air Liquide S.A. and a member of the Executive Committee of the Air Liquide Group with responsibilities for North America and Safety and Industrial Systems Worldwide. In September 2009, he took on additional responsibilities and was named President and CEO of American Air Liquide Holdings, Inc. In January 2010, Mr. Graff’s responsibilities were expanded to include all of Air Liquide’s operations in the Western hemisphere (Americas). In April 2012, Mr. Graff’s responsibilities were expanded to include oversight of Air Liquide’s electronic business worldwide and he was named Chairman of the Electronics World Business Line. In January 2013, Mr. Graff was named a Senior Vice Present of the Air Liquide Group and, in April 2013, he was named Chairman of American Air Liquide Holdings, Inc. In February 2017, Mr. Graff was named Executive Vice President of Air Liquide S.A., took on additional responsibilities for Air Liquide’s operations in Asia and was named Chairman of Airgas Inc. In September 2022, Mr. Graff took on additional responsibilities as Chairman and CEO of Air Liquide’s Global Engineering and Construction business. In September 2023, Mr. Graff stepped down as Chairman and CEO of American Air Liquide Holdings, Inc., continuing as Chairman and CEO of American Air Liquide. In July 2024, Mr. Graff stepped down from his roles as Chairman and CEO of American Air Liquide, as Executive Vice President of the Air Liquide Group and all other executive responsibilities. Mr. Graff retired from Air Liquide on January 1, 2025. Prior to joining Air Liquide, Mr. Graff began his career with Amoco Corporation and then worked for BP plc, where he last served as President and Chief Executive Officer of BP Polymers Americas from 2001 to 2004. Mr. Graff served as a director of The Lubrizol Corporation from 2009 until it was acquired by Berkshire Hathaway Inc. in 2011. Mr. Graff previously served as Vice Chairman and chair of the Executive Committee of the American Chemistry Council, a principal of the American Energy Innovation Council, a member of the National Petroleum Council and a member the United States Investment Advisory Council, chairing the Committee on Competitiveness for the U.S. Department of Commerce. He is a fellow at the Baker Institute’s Center for Energy Studies at Rice University and serves on the Senior Director’s Council. Mr. Graff also serves as Vice Chairman on the Board of Trustees of the Illinois Institute of Technology, on the Engineering Advisory Council for Purdue University, as Chairman of the American Institute of Chemical Engineers’ Foundation, on the Board of Trustees for the George and Barbara Bush Foundation and on the Leadership Council for Houston Methodist Hospital. Mr. Graff holds an M.S. in Chemical Engineering from Purdue University, a B.S. in Chemical Engineering from the Illinois Institute of Technology, has studied business at the University of Chicago and has completed executive management programs at the Wharton School of the University of Pennsylvania, the University of Cambridge and the Stanford University Law School.

The Board has concluded that Mr. Graff should serve as a director of the Company based primarily on his extensive experience in the energy, chemicals and polymers industries and his experience as a chief executive officer.

Bhavesh V. Patel (age 59). Mr. Patel has been a director since February 2026. Mr. Patel served as President of Standard Industries until June 2024, having been elevated to that role in April 2023 from W.R. Grace & Co., a Standard Industries subsidiary that he joined as Chief Executive Officer in January 2022. From January 2015 to January 2022, Mr. Patel served as Chief Executive Officer of LyondellBasell Industries NV. He joined LyondellBasell in March 2010 and, prior to becoming Chief Executive Officer, held several senior leadership roles within the company, including Senior Vice President and subsequently Executive Vice President of Olefins & Polyolefins – Europe, Asia & International and Technology. Mr. Patel began his career at Chevron Corporation and Chevron Phillips Chemical Company, where over approximately 20 years he held a number of senior roles, including leadership positions based in both Singapore and the United States. He has served on the Board of Directors of Air Products Chemicals, Inc. since January 2025 and the Board of Directors of the Federal Reserve Bank of Dallas’ Houston Branch since January 2021. Previously, Mr. Patel served on the

Board of Directors Halliburton Company from January 2021 to May 2025 and the Board of Directors of Union Pacific Corporation from February 2017 to May 2021. Mr. Patel received a bachelor’s of science degree in chemical engineering from The Ohio State University and an M.B.A from Temple University.

The Board has concluded that Mr. Patel should serve as a director of the Company based primarily on his knowledge of the chemicals and building materials industries and his experience as a chief executive officer at multiple companies in the same.

Carolyn C. Sabat (age 46). Ms. Sabat has been a director since May 2023. Ms. Sabat is the Managing Director – Investments for JADEC, LLC, an affiliate of our principal stockholder, a position she has held since June 2017. Ms. Sabat served as Manager of Tanglewood Property Management Company, an affiliate of our principal stockholder, from September 2017 to December 2025. Ms. Sabat began her career with The Goldman Sachs Group, Inc. in July 2001, eventually serving as Vice President for Asset Management and ending her tenure as Managing Director in May 2017. She is the daughter of Albert Y. Chao, the sister of John T. Chao, the niece of James Y. Chao, and the cousin of David T. Chao and Catherine T. Chao. Ms. Sabat holds a bachelor’s degree in psychology from Princeton University.

The Board has concluded that Ms. Sabat should serve as a director of the Company based primarily on her financial and investment experience and her position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table lists information about the number of shares of common stock beneficially owned by each director and each named executive officer listed in the summary compensation table included later in this Proxy Statement, and all of our directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days.

All information in the table is as of March 16, 2026 and is based upon information supplied by the directors and executive officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Directors and Named Executive Officers	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Class
M. Steven Bender	100,052			*
Robert F. Buesinger	71,909			*
Albert Y. Chao	1,156,775			*
Catherine T. Chao	25,003	(2)		*
David T. Chao	28,335	(2)		*
James Y. Chao	138,265			*
John T. Chao	12,902			*
Roger A. Cregg	1,339			*
Jean-Marc Gilson	8,709			*
Michael J. Graff	21,142			*
Kimberly S. Lubel	11,653			*
Mark A. McCollum	9,656			*
R. Bruce Northcutt	21,183			*
Bhavesh V. Patel	0			*
Carolyn C. Sabat	3,580			*
Jeffrey W. Sheets	12,759			*
All directors, executive officers and named executive officers as a group (19 persons, including those listed above)	1,834,705		1.4%

*	Less than 1% of the outstanding shares of common stock.
(1)	None of the shares beneficially owned by our directors or executive officers are pledged as security.
(2)	The amount includes 19,423 shares held in a trust for the benefit of the reporting person, who also serves as sole trustee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth each person known to Westlake who is a beneficial owner of 5% or more of the outstanding shares of our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
TTWF LP and TTWFGP LLC(1)	93,405,554	72.5%
2801 Post Oak Boulevard, Suite 150
Houston, Texas 77056

(1)

Based on Amendment No. 19 to a Schedule 13G filed on February 14, 2024. According to the filing, TTWF LP, a Delaware limited partnership, holds 92,010,554 shares of common stock and TTWFGP LLC, a Delaware limited liability company and the general partner of TTWF LP, holds 1,395,000 of the 93,405,554 shares of the common stock reported herein. Two trusts for the benefit of members of the Chao family are the managers of TTWFGP LLC. Decisions regarding the voting and disposition of the securities held of record by TTWF LP and TTWFGP LLC are made by a committee comprised of members of the Chao family. No individual committee member can act alone to direct the voting or disposition of these securities. Each member of the committee disclaims beneficial ownership of the securities reported herein.

COMPENSATION DISCUSSION AND ANALYSIS

A discussion and analysis of the Company’s executive compensation philosophy, objectives and underlying program is presented below. This discussion includes a review of the following:

•	Compensation Committee Oversight

•	External Advisors

•	The Deliberative Process

•	Compensation Philosophy and Program Objectives

•	Elements of the Program

•	Prior Votes on Executive Compensation

•	Establishing Compensation Levels

•	Retirement Benefit Programs

•	Employment Agreements; Termination or Change-in-Control Arrangements

•	Deferred Compensation Programs

•	Recovery of Erroneously Awarded Compensation

Compensation Committee Oversight

The Board of Directors has established a Compensation Committee (the “Committee”) to review and provide oversight of the compensation programs of the Company and the compensation of the Principal Executive Officer (the “PEO”), the other officers named in the Summary Compensation Table (together with the PEO, the “Named Executive Officers” or the “NEOs”) and other employees designated as executive officers of the Company (collectively, the “Executives”).

Since Westlake is considered to be controlled by its principal stockholder under New York Stock Exchange rules, all Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. The Committee is currently composed of seven independent board members, one of whom serves as the Committee’s chair.

The Committee operates under the provisions of a charter and meets periodically throughout the year. The Committee’s duties include the following:

•

reviewing and approving the corporate goals and objectives relevant to the PEO’s compensation, evaluating the PEO’s performance in light of the goals and objectives and determining the PEO’s compensation level based upon the performance evaluation and other relevant factors;

•	reviewing and approving the PEO’s assessment of, and compensation recommendations for, the other NEOs and Executives;

•

administering and making recommendations to the Board with respect to the design of the Company’s incentive compensation plans, equity-based plans and other compensation and benefit plans and the issuance of stock and other awards under these plans;

•	reviewing and making recommendations to the Board with respect to the fees and other compensation received by directors and board committee members;

•	reviewing matters related to the succession plan for the PEO and other Executives;

•	reviewing and approving employment agreements for Executives and change-in-control protection offered to non-Executive employees of the Company, if any; and

•	producing a compensation committee report to be included in the annual proxy statement of the Company as required by applicable rules and regulations.

The Committee may delegate its authority to subcommittees consisting of one or more members as it deems appropriate. The Committee has delegated its administrative duties with respect to equity award administration and processing (excluding granting authority) under the Omnibus Incentive Plan to certain authorized officers of the Company.

External Advisors

To assist the Committee in respect of its oversight responsibilities, the Committee periodically utilizes the services of independent third-party compensation consultants to conduct compensation surveys and determine compensation trends, analyze and assess the Company’s compensation systems and programs, review current legal, accounting and administrative matters associated with executive compensation and offer opinions as to the effectiveness and competitiveness of the program. For 2025, the Committee directly engaged the services of Willis Towers Watson as a compensation consultant to advise the Committee on executive compensation matters. Willis Towers Watson assists the Committee by providing comparative market data on compensation programs and practices of peer competitors, the broader-based chemical and building products industries and general industry. Willis Towers Watson also assists the Company with general compensation consultation regarding employees other than the NEOs. In 2025, the Company paid Willis Towers Watson approximately $227,000 for compensation advisory services and approximately $3.7 million for other services (primarily related to due diligence and integration support and administration of the Company’s legacy defined benefit retirement plans). The decision to engage Willis Towers Watson for the non-executive compensation services was determined by management and approved by the Committee. In February 2026, the Committee assessed whether the work of Willis Towers Watson for the Company during 2025 raised any conflict of interest and concluded that no conflict of interest exists.

The Deliberative Process

In establishing targeted levels of executive compensation, the Committee has selected a set of peer group companies (the “Peer Group”) from among companies of relative comparable size to the Company, with executive positions of similar scope and responsibility, and from among companies with which the Company may compete for executive talent. With the assistance of Willis Towers Watson, the Committee reviews the Peer Group on a regular basis. To validate current peers and identify potential new peer companies, Willis Towers Watson conducts a comprehensive review using both objective and qualitative criteria that the Committee deems to be appropriate, including recent developments with current peer companies (e.g., merger and acquisition activity and changes in financial performance), revenue, industry classification, market capitalization and other financial data, peers of peers analysis, business and product portfolios, peers as identified by proxy advisory firms such as ISS and Glass Lewis, and business and labor market competitors, with an overall objective of achieving approximately a median ranking for Westlake within the Peer Group.

The following companies from both the chemicals and building products industries made up the Peer Group as adopted by the Committee in November 2024 for purposes of determining compensation for 2025 (the “2025 Peer Group”):

Builders FirstSource, Inc.	LyondellBasell Industries N.V.
Celanese Corporation	Masco Corporation
The Chemours Company	The Mosaic Company
Dow Inc.	Olin Corporation
DuPont de Nemours, Inc.	Owens Corning

Eastman Chemical Company	PPG Industries, Inc.
Ecolab Inc.	RPM International Inc
Huntsman Corporation	The Sherwin-Williams Company

As recommended by Willis Towers Watson, the 2025 Peer Group reflects no changes from the previous year. Going forward, the Committee will continue to evaluate and make changes in the Peer Group as warranted to reflect changes in the size, business profile and publicly-listed status of the companies to help ensure that companies comparable in size and business profile are included and continue to be appropriate for the compensation decision-making process.

In addition to referring to the Peer Group, Willis Towers Watson utilizes survey data from its proprietary compensation databases, including, but not limited to, the Willis Towers Watson CDB Executive Survey, and other relevant market information. These surveys compare the compensation of executives at numerous companies to similar positions as the NEOs (the “Market Survey”). The Market Survey is used in conjunction with the Peer Group data (collectively, the “Reference Points”) to help validate the market findings and more specifically establish market compensation rates for positions with limited Peer Group data and/or for positions that are not industry-specific and for which the Company would need to recruit on a broader basis (for instance, Chief Financial Officer). Finally, in establishing the target executive compensation, the Committee takes a total compensation view to include base pay, cash bonuses and long-term incentives, so that as long as the composite total compensation of a NEO is competitive with the Reference Points, individual components may fall below or above the median of the Reference Points. In conducting its surveys for the Reference Points, Willis Towers Watson reports directly to the Committee on each component and on a composite total compensation basis.

The Committee meets annually in February to address the compensation of the PEO, other NEOs and other Executives. During this meeting, the Committee reviews the achievement of the Company’s goals and objectives, including the Company’s Economic Value Added (defined as the net operating profit after taxes in relation to capital employed, as described in more detail below) and performance relative to its competitors within the chemical and building products industries, including those competitors within the Peer Group, the Reference Points and other relevant factors established by the Committee. During this deliberation, the PEO is excused from the meeting to allow members of the Committee to deliberate independently regarding his compensation. During this annual review meeting, the PEO also presents his recommendations to the Committee regarding the compensation to be provided to the other NEOs and other Executives. The PEO and the Committee, after considering data from the Reference Points and other relevant factors, set the compensation for these Executives.

Compensation Philosophy and Program Objectives

The Company has designed and maintains a comprehensive executive compensation program as a means of:

•	attracting, rewarding and retaining top executive talent in support of the Company’s vision, mission and objectives;

•	maintaining market competitiveness with the Company’s peer group compensation programs and practices;

•	encouraging and rewarding the achievement of specific individual, business segment and corporate goals and objectives;

•

placing a significant portion of total compensation at risk through variable pay components, including upside potential where targeted objectives are exceeded, to promote management action to create added stockholder value;

•	aligning management interests with the interests of the stockholders; and

•	balancing short-term objectives with long-term strategic initiatives.

Elements of the Program

The Company’s executive compensation program contains a combination of both short-term and long-term elements designed to reward and encourage near-term goal accomplishment as well as to reward and encourage long-term strategic thinking and actions that benefit the Company and its stockholders by aligning executive pay to performance. These combined elements, in tandem with employee benefits and a limited number of perquisites, form the basis of Westlake’s total compensation system. These elements have been chosen as the compensation components designed to allow the Company to adhere to the above stated compensation philosophy and program objectives which include remaining “market competitive” with its peers in the chemical and building products industries and the broader market for executive talent. Each element has been allocated in the total compensation package in an attempt to find a balance between short-term and long-term rewards as well as cash and non-cash forms of payment. Further, the total compensation program seeks to place a significant amount of pay “at risk” through the use of variable pay elements to align pay with performance. The mix of base salary and performance-based compensation (inclusive of annual bonus, quarterly bonus and long-term equity incentive compensation) is represented in the charts below. The Committee has determined that based on the Reference Points and their broad corporate-wide responsibilities, the PEO, the Executive Chairman and the Senior Chairman, as compared with other NEOs, should receive a higher portion of their total compensation from “at risk” components given their ability to influence Company performance and the desire of the Committee to further incentivize the PEO’s and the Chairmen’s ongoing efforts to create value for the stockholders. The relative difference in pay between the PEO and the Chairmen primarily reflects the difference in job scope and responsibility between the two types of positions and is further validated by the Reference Points data, which show that the PEO is typically the highest paid position. The relationship in pay among the other NEOs is driven by variation in job scope and level of responsibility, the Reference Points data, individual performance, internal equity and other factors as determined by the Committee as appropriate.

Prior Votes on Executive Compensation

In approving the 2025 compensation of the NEOs, the Committee considered the results of the advisory vote on executive compensation (the “say-on-pay proposal”) at the 2023 annual meeting of stockholders, at which more than 96% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee did not change its executive compensation approach based on the votes. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. At the 2023 annual meeting, a substantial majority of the votes cast on the advisory vote on the frequency of the say-on-pay proposal were voted in favor of holding that vote every three years.

Establishing Compensation Levels

On an annual basis as the Committee meets to set the target compensation for the PEO, other NEOs and other Executives, the Committee considers the responsibility and scope of the individual job assignments as well as the Executive’s job performance and achievements measured against a variety of goals and objectives. As a first step, the PEO provides his evaluation of each Executive, other than himself, based upon the achievement of goals and objectives unique to a business segment or a corporate assignment and an assessment of the Executive’s individual contribution and effort and a variety of managerial success factors. Next, the Committee may make its own assessment of each Executive based upon the interaction Committee members have had with the Executive throughout the year. Lastly, once the Committee considers all of these factors in tandem with the Reference Points, the Committee establishes the compensation target for each element of the total compensation program.

Base Pay—This element is the principal cash compensation component of the Company’s program and is designed to provide the Executive with a market-competitive minimum level of compensation. In setting base pay rates for 2025, the Committee considered the Reference Points, the scope and range of responsibility, accountability and business impact of the position as well as current economic conditions to aid it in evaluating and matching the positions with the market and setting fair-market competitive base pay targets. In setting base pay rates for Executives, the Committee has determined that, based on the advice of its independent consultant, Willis Towers Watson, the base pay of the Executives can generally be considered as competitive if targeted to be within 90% to 110% of the 50th percentile of the market depending on the performance of the individual Executive, the magnitude of adjustments deemed necessary by the Committee to ensure retention of the Executive and the performance of the Company. The Committee also recognizes that market pricing is an inexact science, and that base pay above or below that range may be required to meet market demand or to recognize individual performance or experience levels. The Committee does not set a specific fixed target percentage for any of the NEOs but generally works to set the base pay of each NEO to be within the range at its discretion based upon market and performance factors. Base pay is evaluated on an annual basis using then current market information, and the Committee may authorize an adjustment to:

•	ensure that the Executive’s current base pay is within the acceptable target level as determined by the Committee;

•	ensure internal equity;

•	recognize individual performance and contributions; or

•	recognize changes in responsibility or the scope of the Executive’s position.

For additional information on the salaries paid to each individual who served as the PEO and the other NEOs during 2025, see “Executive Compensation—2025 Summary Compensation Table.” In February 2026, the Committee elected to set the base salaries for the NEOs as follows: $1,092,000 for Mr. Albert Chao, $546,000 for Mr. James Chao, $1,340,000 for Mr. Gilson, $809,000 for Mr. Bender and $701,000 for Mr. Buesinger. The salaries of Mr. Albert Chao, Mr. James Chao, Mr. Gilson, Mr. Bender and Mr. Buesinger were increased from $1,060,000, $530,000, $1,300,000, $785,000, and $681,000, respectively, after consideration of the Reference Points.

Cash Incentive Plans/Bonuses—For 2025, the PEO, the other NEOs and other Executives were eligible to be considered to receive payments under the Company’s Annual Incentive Plan (“AIP”) and Quarterly Incentive Plan (“QIP”). The Committee administers the AIP with respect to the Executives, and the PEO (or any other Executive to whom the PEO may delegate such authority) administers the AIP with respect to other participants. The Chief Human Resources Officer administers the QIP. The bonus potential of the AIP and QIP plans has been designed to serve as a significant incentive for continuous improvement and to provide cash compensation opportunities that are competitive within the market with an emphasis on the Company’s peers within the chemical and building products industries.

AIP. Under the terms of the AIP for 2025 and prior years, a target bonus percentage was established by the Committee for the PEO, other NEOs and other Executives generally ranging from 30% to 125% of base pay (as of the end of the performance period) depending on the position, level and range of responsibility of the employee. In establishing the target bonus percentage, the Committee reviewed the Reference Points with respect to the PEO and the PEO’s recommendations and the Reference Points with respect to the other NEOs. The Committee set the AIP target bonus percentages for 2025 and 2026 as follows (which represent a percentage of base pay, the dollar value of which product is referred to herein as the “target bonus”):

	2025	2026
Mr. Albert Chao	105%	105%
Mr. James Chao	105%	105%
Mr. Gilson	125%	145%
Mr. Bender	95%	95%
Mr. Buesinger	80%	80%

Each year, in determining the bonuses to be awarded under the AIP, the Committee considered the performance of the Company, as well as the contributions of the individual NEOs and sought to reward and encourage strategic thinking and actions that benefit the Company and its stockholders in the long-term.

The Committee approved threshold performance goals for (1) total shareholder return (“TSR”), (2) a return on capital measure based on an economic value added (“EVA”) rate of return (“EVA rate of return”) and (3) selling, general and administrative expenses (“SG&A”), each as described below. No bonus payment was authorized under the AIP unless one of the threshold performance goals established by the Committee for the performance period was satisfied. For 2025, the Committee approved the following threshold metrics for the AIP, any one of which must have been met in order to authorize bonus payments under the AIP for 2025:

1.

Relative TSR—the Company’s TSR relative to the 2025 Peer Group must be within the top two-thirds. For this purpose, TSR is defined as: (A) the average of the daily average stock price for the 90-day period ended on December 31, 2025, minus the average of the daily average stock price for the 90-day period ended on December 31, 2024, plus dividends paid, divided by (B) the average of the daily average stock price for the 90-day period ended on December 31, 2024.

2.

EVA rate of return—EVA rate of return must be equal to or greater than 33% of Westlake’s weighted average cost of capital. For this purpose, EVA rate of return is defined as net operating profit after tax of the Company on a consolidated basis (“NOPAT”), divided by capital employed. “Capital employed” is defined as total assets less cash and cash equivalents, certain liabilities and adjustments, as detailed below.

3.	SG&A—the selling, general and administrative expenses for 2025 must be equal to or less than $979.8 million.

In February 2026, the Committee reviewed the results of the Company with respect to these performance goals and certified that one of these goals had been met for 2025, as follows:

1.	The Company’s relative TSR was 31.2%, which relative to the 2025 Peer Group was determined to be below the top two-thirds.

2.	The Company’s EVA rate of return was -1.2% which was less than 33% of the Company’s weighted average cost of capital.

3.	SG&A expenses for 2025 were approximately $900 million.

After it was determined that at least one of the three threshold performance measures was met, the Committee’s determination as to the amount of bonus awarded was significantly influenced by the Company’s EVA and EVA rate of return. EVA and EVA rate of return are solely measures used by the Company under its compensation programs. They are not the same as the corresponding accounting measures calculated in accordance with U.S. GAAP for financial reporting purposes and are not intended to reflect the Company’s performance for any purpose other than determination of bonuses awarded under the AIP and the amount of performance stock units earned.

NOPAT is adjusted to account for any amortization of intangibles, acquisition-related integration and transaction costs, and adjustments associated with acquisitions, impairment and restructuring costs (together, “non-operating impacts”) amortized over a period commensurate with the period which the Company realizes benefits, and noncontrolling interests.

Capital employed represents the Company’s total assets minus cash, restricted cash, current liabilities (but excluding the current portion of long-term debt) and pensions and other post-retirement benefits. Capital employed is adjusted to remove the impact of significant capital projects, non-controlling interests, the difference between an acquired company’s opening balance sheet and the purchase price for such acquired company, any impact based on the Company’s actual taxes paid as compared to the long-term expected cash tax rate used for NOPAT and adding back historical adjustments to NOPAT based on non-operating impacts.

The primary performance metric for purposes of determining the bonus multiple that factors into final corporate AIP bonus calculations was the EVA rate of return. This achieved EVA rate of return was then compared to the Company’s estimate of its weighted average cost of debt and equity capital, which generally has been 8.75%. The comparison between the achieved EVA rate of return, relative to the capital charge of 8.75%, resulted in the corporate EVA bonus multiple set forth in the schedule below:

EVA Rate of Return	EVA Bonus Multiple
Less than 8.75%	0X - 1X
8.75% - 13.13%	>1X - 2X
13.13% - 21.88%	>2X - 3X

The EVA rate of return for 2025 was -1.2%, which resulted in a corporate EVA bonus multiple of 0X.

For each individual AIP participant, the EVA bonus multiple was weighted depending on the corporate results or strategic business unit in which the participant belonged. For Messrs. Albert Chao, James Chao, Gilson and Bender, their EVA bonus was 100% of the corporate EVA bonus multiple. For Mr. Buesinger, his EVA bonus multiple was weighted between the corporate EVA bonus multiple and segment EVA bonus multiple, which was calculated using a similar methodology as the corporate EVA bonus multiple.

In addition, for each individual AIP participant, the EVA bonus multiple was then adjusted between 80% and 120% based on individual performance factors, including attainment of goals, personal contribution and effort and managerial success factors. Goals and managerial success factors touch on several areas, including, but not limited to, safety, financial results (such as revenue, EBITDA, free cash flow and cost savings), organizational effectiveness, operational performance, and sustainability. The EVA bonus multiple, as adjusted for individual performance and these factors, was the final bonus multiple for each NEO’s declared bonus for 2025.

In order to moderate the cyclical nature of the industries in which the Company operates, the Committee utilizes a “banking” approach that averages the EVA bonus multiple over several years by carrying two-thirds of each NEO’s EVA bonus multiple forward to the next year. Each NEO’s final bonus payment for the current plan year consists of one-third of the sum of their carried over EVA bonus multiples from prior years and the final declared bonus for the current year.

The Committee then reviewed the EVA bonus multiples of the various business units, segments, and Westlake as a whole, taking into account the cyclical nature of our business and current market conditions, as well as the contributions and performance of the PEO and each of the other NEOs during 2025 and awarded bonus payments under the AIP to the PEO and each of the other NEOs. Mr. Albert Chao was awarded a final bonus payment equal to 111% of his target bonus, Mr. James Chao was awarded a bonus payment equal to 111% of his target bonus, and Mr. Gilson was awarded a final bonus payment equal to 65% of his target bonus, in each case based on their leadership in managing through extremely challenging economic conditions in the global markets, their leadership role in achieving several strategic initiatives, including the restructuring of several less competitive assets, and the successful implementation of our succession plans. The Committee awarded Mr. Bender a final bonus payment equal to 116% of his target bonus in consideration of the performance of the business and his leadership role in implementing effective cost controls, maintaining a strong balance sheet and pursuing strategic initiatives. The Committee awarded Mr. Buesinger a final bonus payment equal to 145% of his target bonus based upon his leadership of the Performance and Essential Materials segment during challenging economic conditions in the global markets. The cash bonus payments are typically made in March of each year.

In February 2026, the Committee approved a modified version of the AIP for 2026, which is substantially similar to the AIP for 2025 and prior years, except that, in addition to the EVA and EVA rate of return measures that significantly influenced the determinations of the bonus amounts for prior years, the bonus amounts for 2026 for certain of the NEOs and other Executives will be determined also by the level of achievement of certain financial and operational objectives, and subject to a safety modifier, established by the Committee. As in 2025 and prior years, the maximum bonus that may be earned under the AIP for 2026 is 3X the target bonus.

QIP. The QIP is a short-term cash incentive designed for the general employee population, including the NEOs and the other Executives, and is paid to all eligible employees on a quarterly basis. The Company operates more than two hundred quarterly incentive plans, each having individual targets designed to encourage the achievement of short-term operating goals for the respective functional group or operational unit. For example, the targets in 2025 for an operating unit under either the Performance and Essential Materials or the Housing and Infrastructure Products segment included a variety of operational and commercial goals, including production and sales volumes, raw material usage and yields, as well as goals to limit or reduce safety and environmental incidents and to improve product quality. Employees may participate in one or more quarterly incentive plans, depending on the role they perform for the Company. The QIP award for the NEOs was based upon a weighted average of each of the operational and plant level quarterly incentive plans, as well as management of SG&A expenses. The NEOs are subject to the same metrics that apply to the general employee population, which include safety, environmental, operating efficiency and cost/profitability metrics. All of the goals are established and weighted by management and approved by the PEO at the beginning of each year or when executive responsibilities change, and are measured each quarter to determine the level of goal achievement and the payment amount.

The targeted quarterly payment under these plans for 2025 for most employees, including each of the NEOs, was 8% of quarterly eligible earnings. The quarterly payment is based upon the rate of actual goal achievement, however, is also subject to downward adjustment if the Company fails to achieve a quarterly EVA rate of return target that is established each year. The quarterly EVA rate of return target under the QIP for 2025 was 5.25%. The following table illustrates the effects of the EVA rate of return on the quarterly QIP payment:

EVA Rate of Return under QIP	Percentage of QIP Payment Authorized
Greater than or equal to 5.25%	100% of QIP payment authorized
Between 0% and 5.25%	Prorated QIP payment authorized
Less than or equal to 0%	25% of QIP payment authorized

For each quarter in 2025, the EVA rate of return was determined to be below the target level, resulting in downward adjustments to each quarterly QIP payment for each NEO. Based on the achievement of applicable QIP goals and adjustments for the Company’s EVA rate of return in 2025, the aggregate amount of payments made to each NEO under the QIP for 2025 was as follows: $24,209 for Mr. Albert Chao, $16,348 for Mr. James Chao, $29,692 for Mr. Gilson, $17,931 for Mr. Bender, and $14,387 for Mr. Buesinger.

Long-Term Incentives (“LTI”)—A long-term stock-based incentive program has been adopted by the Board of Directors to foster a long-term view of the business, assist in retaining and rewarding Executives for their efforts and achievements and provide management with an ownership interest in the Company to help to further align their actions with the interests of the stockholders. Under the terms of the Omnibus Incentive Plan, the Company may grant Executives a variety of stock-based and cash-based compensation awards. In determining the targeted LTI award, the Committee utilizes the same deliberative process as earlier described for base pay and cash incentives. The Committee reviews the Reference Points and recommendations from Willis Towers Watson and then sets an LTI target for each of the NEOs, which is a percentage of base pay based upon each NEO’s base pay as of the previous year end. As with other elements of the Company’s compensation program, the size of these awards is based upon the level and scope of the Executive’s job, the performance of the individual and competitive market forces. The Committee determined that, to be competitive with relevant companies set forth in the Reference Points, the LTI targets for the PEO and other NEOs should be no less than 80% and no higher than 110% of the market 50th percentile for long-term incentives for similarly situated executives at companies set forth in the Reference Points. For more information on LTI awards granted to the NEOs in 2025, please see “Executive Compensation—2025 Grants of Plan-Based Awards.”

The LTI targets (each as a percentage of base pay) set by the Committee for 2025 and 2026 are as follows:

	2025	2026
Mr. Albert Chao	400%	400%
Mr. James Chao	400%	400%
Mr. Gilson	500%	650%
Mr. Bender	280%	280%
Mr. Buesinger	220%	220%

A change in the LTI target for Mr. Gilson was made in consideration of the Reference Points data with respect to comparable positions.

The Committee granted the LTI awards using three separate components, each comprising one-third of the value of the overall award:

•	non-qualified stock options;

•	restricted stock units; and

•	performance stock unit awards.

The Committee, after consultation with management and Willis Towers Watson, has chosen this program to recognize the unique characteristic of each award type. While all three types of awards provide Executives with an incentive to help grow the value of the Company and the corresponding value of the stock, options may experience more volatility over the term of the award, and the Executives may receive no compensation if the price of the Company’s shares never exceeds the exercise price of the options following vesting of the options. On the other hand, restricted stock unit awards put direct shares into the hands of management and give them a more direct line of sight to the potential value they might realize. In addition, the performance stock unit award is designed to provide added incentive based on the achievement of a performance target. The Committee believes the equal split of awards of stock options, restricted stock units and performance-based awards provides an overall balanced award.

Non-Qualified Stock Options—Under the provisions of the Omnibus Incentive Plan, the Company may grant non-qualified stock options to employees, including executive and senior management personnel. The Board of Directors typically grants these awards annually during the first quarter of the year in conjunction with its regularly-scheduled meeting held in February of each year. The grant price for these awards is based upon the mean of the high and low market price for shares of the Company’s common stock on the date of the award as approved by the Board of Directors. All annual stock options granted by the Board of Directors to date have had a 10-year term with a three-year ratable vesting period. The Company has not made any post-award adjustments regarding grant dates or grant prices.

Restricted Stock Units—As with stock options, the Board of Directors typically grants awards of restricted stock units annually during the first quarter of the year in conjunction with its regularly-scheduled meeting held in February of each year. Each restricted stock unit award granted by the Board of Directors represents a contingent right to receive one share of Westlake’s common stock and is scheduled to vest 100% at the end of, typically, a three-year period, and occasionally a shorter or longer period. In February 2025, Mr. Gilson was awarded a special restricted stock unit award with an aggregate grant date fair value of $1,000,000, which will fully vest on February 28, 2028. In connection with his appointment as Executive Vice President, Performance & Essential Materials Segment Head, in April 2025, Mr. Buesinger was awarded a special restricted stock unit award with an aggregate grant date fair value of $1,500,000, which will fully vest on December 31, 2026.

Performance Stock Unit Awards—As with stock options and restricted stock units, the Board of Directors typically grants awards of performance stock units annually during the first quarter of the year in conjunction with its regularly-scheduled meeting held in February of each year. The performance stock unit awards granted in February 2025 are subject to a three-year performance period beginning on January 1, 2025 and ending on December 31, 2027. The amount of performance stock units received will be based upon either the Company’s total shareholder return compared with the total shareholder return of the 2025 Peer Group (“Relative TSR”) (threshold performance requires a relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile) or the Company’s EVA bonus multiple based on the EVA rate of return being calculated in the same manner as described in “Cash Incentives Plan/Bonuses – AIP” (threshold performance requires an average EVA bonus multiple of at least 0.5X; target performance requires an average EVA bonus multiple of at least 1X; and maximum performance requires an average EVA bonus multiple of at least 2X), whichever measure results in the greater payout.

	Threshold Performance	Target Performance	Maximum Performance
Payment Rate	25% of target number of PSUs	100% of target number of PSUs	200% of target number of PSUs
Performance Rate (Relative TSR)	33.3rd percentile	50th percentile	75th percentile
Performance Rate (EVA bonus multiple)	at least 0.5X *	at least 1X *	at least 2X *

*	“X” equals the EVA bonus multiple based on EVA rate of return; see “Cash Incentive Plans/Bonuses – AIP.”

If at least the threshold performance is attained, the performance awards will be paid after the Committee determines the performance level. The performance stock unit awards that were granted in February 2023, for the plan period January 1, 2023 through December 31, 2025, achieved a payout of 37.3%, based on an average EVA bonus multiple of 0.582X, exceeding the threshold but not reaching the target performance rate.

Stock Ownership, Pledging and Anti-Hedging Policy—In an effort to further align the interests of the Executives and stockholders, the Committee has adopted a policy applicable to the PEO, each other NEO and other key Executives, as well as directors, which requires each such person to retain 100%, of any vested restricted stock and shares of common stock of the Company acquired through the vesting of restricted stock awards, restricted stock unit awards and performance stock unit awards, net of shares used to pay applicable taxes, until the total value reaches six times the annual base salary for Messrs. Albert Chao, James Chao and Gilson, three times the annual base salary for certain other officers (including Messrs. Bender and Buesinger), one times the annual base salary of other executives, and five times the annual cash retainer for directors, or until his or her employment or service, as the case may be, with the Company terminates. This policy also prohibits our directors and executives from shorting or hedging, or buying puts and calls, with respect to, our securities, or entering into similar arrangements and requires directors and executives to provide notice prior to pledging our securities. None of our directors or executives currently pledge any of our securities. Equity awards to Executives, any shares of common stock issued under equity awards and any profits realized on the sale of such shares are subject to potential clawback or recoupment in accordance with the Company’s policy for recovering erroneously awarded compensation.

Perquisites—All Executives were eligible for a Company-paid annual physical examination during 2025, which is provided as a means to promote personal health and wellness.

Retirement Benefit Programs

Executives are eligible for participation in the same retirement benefit programs as all corporate employees. The Company does not provide any supplemental executive retirement or pension benefit for which these executives are eligible. The Company’s primary retirement benefit is the Westlake Savings Plan, a 401(k) defined contribution plan, and participating employees, including Executives, are eligible for a matching contribution from the Company based upon the plan provisions. Additionally, the Company provides an annual contribution to the plan for eligible employees and Executives equal to 8% of their annualized base pay up to the IRS limits ($350,000 for 2025 and $360,000 for 2026).

Employment Agreements; Termination or Change-in-Control Arrangements

Employment Agreements—The Company does not have employment agreements with any of the NEOs; however, each Executive, including each of the NEOs, is typically provided an offer letter of employment containing the principal elements of the employment arrangement, including compensation.

Termination or Change-in-Control Arrangements— Equity award agreements under the Omnibus Incentive Plan contain provisions that provide for certain accelerated vesting benefits in the event of termination by reason of death, normal retirement or in some cases, a termination without cause. Additionally, the AIP provides for the payment of a prorated bonus and certain banked amounts in the event of termination by reason of death, permanent disability, normal retirement or an approved reduction-in-force. In 2023, the Company incorporated change in control provisions into the AIP and Omnibus Incentive Plan, following shareholder approval, that provide for pro-rated vesting on a qualifying termination of employment within a twenty-four-month period following a change in control for awards that are assumed or replaced with equivalent awards. Such provisions provide for pro-rated double-trigger vesting and would result in full vesting in connection with a change in control if such awards were not assumed or replaced with equivalent awards. These provisions are intended to ensure the engagement of key employees in the event of disruptive circumstances resulting from a change in control, while being mindful of market practices relating to change in control protections. For additional information on termination and change in control provisions, see: “2025 Potential Payments Upon Termination or Change in Control” below.

Deferred Compensation Programs

The Company has no deferred compensation programs for which the Executives are eligible to participate except for the standard provisions of the Company’s 401(k) plan and provisions of Section 125 of the Internal Revenue Code whereby salary is reduced for taxation since the 401(k) contributions are made by employees on a pre-tax basis, thereby reducing their salary and taxable income.

Recovery of Erroneously Awarded Compensation

In November 2023, the Committee recommended, and the Board of Directors approved, a policy for recovering erroneously awarded compensation, or “clawback” policy, applicable to executive officers. The policy implements the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as required under the listing standards of the New York Stock Exchange, and requires recovery of incentive-based compensation received by current or former executive officers during the three fiscal years preceding the date it is determined that the Company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2026 annual meeting of stockholders, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, each as filed with the Securities and Exchange Commission.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

MEMBERS OF THE COMPENSATION COMMITTEE
R. Bruce Northcutt, Chairman Roger A. Cregg Michael J. Graff Kimberly S. Lubel Mark A. McCollum Jeffrey W. Sheets

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Cregg, Graff, McCollum, Northcutt, Patel and Sheets and Ms. Lubel (i.e., all of the independent members of the Board of Directors) served as members of the Compensation Committee for the fiscal year ended December 31, 2025. None of the members of the Compensation Committee served as an officer or employee of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K (regarding related-party transactions).

DELINQUENT SECTION 16(a) REPORTS

Based solely on a review of the copies of reports furnished to us during the year ended December 31, 2025 and written representations from our officers and directors, we believe all stock transaction reports required to be filed with the SEC under Section 16(a) of the Securities Exchange Act of 1934 in 2025 were timely filed by all directors, officers and beneficial owners of more than 10% of our common stock, with the exception of an inadvertent late Form 4 for Mr. Buesinger filed on June 9, 2025, reporting the purchase and sale of 83 shares of our common stock that was carried out by an investment advisor for Mr. Buesinger’s revocable trust, without his knowledge.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during 2025 and, to the extent applicable, prior years, by the NEOs.

2025 Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
Albert Chao	2025	1,050,539	2,817,113	1,357,521	1,264,209	173,959	6,663,341
Executive Chairman	2024	1,172,923	5,258,082	2,313,270	1,864,073	315,533	10,923,881
	2023	1,252,965	4,819,447	2,030,507	3,553,139	315,428	11,971,486

James Chao	2025	642,846	2,817,113	1,357,521	636,348	132,829	5,586,657
Senior Chairman	2024	1,012,077	2,994,516	1,317,380	1,853,922	183,287	7,361,182
	2023	981,385	3,022,488	1,273,402	2,177,419	192,881	7,647,575

Jean-Marc Gilson	2025	1,288,462	3,000,205	963,799	1,089,692	81,493	6,423,651
President, Chief Executive Officer and Director	2024	528,846	3,000,000	—	716,114	15,015	4,259,975

M. Steven Bender	2025	778,077	1,461,118	704,069	881,931	86,515	3,911,710
Executive Vice President	2024	749,231	1,464,379	644,233	1,164,543	115,858	4,138,244
and Chief Financial Officer	2023	723,077	2,883,179	582,744	1,361,520	115,843	5,666,363

Robert F. Buesinger	2025	675,000	2,495,879	479,909	805,387	73,787	4,529,962
Executive Vice President, Performance and	2024	650,385	1,009,393	444,085	1,058,719	98,109	3,260,691
Essential Materials Segment Head	2023	629,231	2,512,393	426,579	1,125,473	98,012	4,791,688

(1)	See “Compensation Discussion and Analysis—Establishing Compensation Levels—Base Pay” for more information on base salary.
(2)

These amounts represent the grant date fair values of restricted stock unit awards and, if applicable, performance stock unit awards granted to our Named Executive Officers, which, for 2025, were as follows: $1,357,268 and $1,459,845, respectively, for Mr. Albert Chao; $1,357,268 and $1,459,845, respectively, for Mr. James Chao; $1,963,702 and $1,036,503, respectively, for Mr. Gilson; $703,969 and $757,149, respectively, for Mr. Bender; and $1,979,813 and $516,066, respectively, for Mr. Buesinger. The performance stock unit awards granted to our named executive officers have a maximum payout potential of two times the target or a grant date fair value of $2,919,690 for Mr. Albert Chao, $2,919,690 for Mr. James Chao, $2,073,006 for Mr. Gilson, $1,514,298 for Mr. Bender, and $1,032,132 for Mr. Buesinger, plus the payment of dividend equivalents earned during the performance period. All grant date fair values of these awards are calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the restricted stock unit awards and performance stock unit awards, please see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

(3)

These amounts represent the grant date fair value of stock option awards granted to our Named Executive Officers in the applicable year, calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the stock option awards, please see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

(4)

For 2023, 2024 and 2025, the amounts represent the sum of (A) the QIP incentive bonus earned for the applicable year and (B) the AIP annual cash incentive earned for the applicable year. The amounts of the QIP annual cash incentives earned for 2025 were $24,209 for Mr. Albert Chao, $16,348 for Mr. James Chao, $29,692 for Mr. Gilson, $17,931 for Mr. Bender and $14,387 for Mr. Buesinger. The amounts of the AIP annual cash incentives earned for 2025 were $1,240,000 for Mr. Albert Chao, $620,000 for Mr. James Chao, $1,060,000 for Mr. Gilson, $864,000 for Mr. Bender and $791,000 for Mr. Buesinger.

(5)	The 2025 amounts include the following:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 8% of Annualized Base Pay (up to $350,000 in 2025) ($)	Term Life Insurance Premiums ($)	Other Compensation ($)(a)	Dividend Equivalents on Unvested Restricted Stock Units and Dividend Equivalents on Vested Performance Stock Units ($)
Albert Chao	42,000	870	—	131,089
James Chao	42,000	870	—	89,959
Jean-Marc Gilson	42,000	1,305	750	37,438
M. Steven Bender	42,000	849	315	43,351
Robert F. Buesinger	42,000	1,131	—	30,656

(a)	Includes an employer reimbursement for fitness programs in the amount of $315 for Mr. Bender and for HSA contributions in the amount of $750 for Mr. Gilson.

2025 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Albert Chao	2/21/2025	—	—		—	—	—	—	12,322	(4)	—	—	1,357,268
	2/21/2025	—	—		—	—	—	—	—		37,172	110.15	1,357,521
		—	—		—	3,090	12,359	24,718	—		—	—	1,459,845
		—	1,113,000	(5)	—	—	—	—	—		—	—	—
		—	84,800	(6)	—	—	—	—	—		—	—	—
James Chao	2/21/2025	—	—		—	—	—	—	12,322	(4)	—	—	1,357,268
	2/21/2025	—	—		—	—	—	—	—		37,172	110.15	1,357,521
		—	—		—	3,090	12,359	24,718	—		—	—	1,459,845
		—	556,500	(5)	—	—	—	—	—		—	—	—
		—	42,400	(6)	—	—	—	—	—		—	—	—
Jean-Marc Gilson	2/21/2025	—	—		—	—	—	—	8,749	(4)	—	—	963,702
	2/21/2025	—	—		—	—	—	—	—		26,391	110.15	963,799
	2/28/2025	—	—		—	—	—	—	8,994(7)		—	—	1,000,000
		—	—		—	2,194	8,775	17,550	—		—	—	1,036,503
		—	1,625,000	(5)	—	—	—	—	—		—	—	—
		—	104,000	(6)	—	—	—	—	—		—	—	—
M. Steven Bender	2/21/2025	—	—		—	—	—	—	6,391(4)		—	—	703,969
	2/21/2025	—	—		—	—	—	—	—		19,279	110.15	704,069
		—	—		—	1,603	6,410	12,820	—		—	—	757,149
		—	745,750	(5)	—	—	—	—	—		—	—	—
		—	62,800	(6)	—	—	—	—	—		—	—	—
Robert F. Buesinger	2/21/2025	—	—		—	—	—	—	4,356(4)		—	—	479,813
	2/21/2025	—	—		—	—	—	—	—		13,141	110.15	479,909
	4/11/2025	—	—		—	—	—	—	17,101(8)		—	—	1,500,000
		—	—		—	1,092	4,369	8,738	—		—	—	516,066
		—	544,800	(5)	—	—	—	—	—		—	—	—
		—	54,480	(6)	—	—	—	—	—		—	—	—

(1)

Represents the target, threshold and maximum payout opportunities for 2025 grants of performance stock units subject to a three-year performance period beginning on January 1, 2025 and ending on December 31, 2027. The number of performance stock units earned will be based upon either Westlake’s total shareholder return compared with the total shareholder return of the 2025 Peer Group (threshold performance requires relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile) or Westlake’s economic value added threshold performance requires an average EVA multiple of at least 0.5X; target performance requires an average EVA multiple of at least 1X; and maximum performance requires an average EVA bonus multiple of at least 2X; with the EVA bonus multiple being calculated in the same manner as described in “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses”), whichever measure results in the greater payout. Please see “Compensation Discussion and Analysis—Long-Term Incentives” for more information.
(2)	Represents stock options that vested or will vest in three equal installments on February 21, 2026, February 21, 2027 and February 21, 2028.
(3)

Represents the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions, please see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

(4)	Represents restricted stock units that will vest on February 21, 2028. The named executive officers receive dividend equivalents with respect to the restricted stock units.
(5)

Represents the AIP award based on a target percentage of the NEO’s base salary as of December 31, 2025, as follows: 105% for Mr. Albert Chao, 105% for Mr. James Chao, 125% for Mr. Gilson, 95% for Mr. Bender, and 80% for Mr. Buesinger. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.

(6)

Represents the QIP award based on a target percentage of 8% of the NEO’s base salary as of December 31, 2025. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(7)	Represents a special grant of restricted stock units issued to Mr. Gilson, which will fully vest on February 28, 2028.
(8)

Represents a special grant of restricted stock units issued to Mr. Buesinger in connection with his appointment as Executive Vice President, Performance & Essential Materials Segment Head, which will fully vest on December 31, 2026. Mr. Buesinger does not receive dividend equivalents with respect to these restricted stock units.

Policies and Practices Related to the Timing of Grants of Certain Equity Awards
It is the practice of the Board of Directors to approve ordinary course annual equity grants at its regularly-scheduled meeting held in February of each year. At this meeting, the Board of Directors approves the portion of each Named Executive Officer’s annual equity award that will be granted as stock options. It is also the Board of Directors’ practice to approve the Company’s Annual Report on Form
10-K
at its regularly scheduled meeting held in February of each year. As a result, annual stock option grants for the fiscal year are typically made shortly before the Company’s announcement of earnings and the filing of the Company’s Annual Report on Form
10-K
for the previously completed fiscal year.
The following table presents information regarding stock options awarded to our Named Executive Officers during 2025 in any period beginning four
business days before the filing or furnishing of a periodic report or current report disclosing MNPI and ending one business day after the filing or furnishing of such report with the SEC.

Name	Grant Date	Number of securities underlying the award (1)	Exercise price of the award ($/Sh)	Grant date fair value of the award (2)
Percentage change in the closing market
price of the securities underlying the
award between the trading day ending
immediately prior to the disclosure of
material nonpublic information and the
trading day beginning immediately
following the disclosure of material
non-public
information
(3)
 (4)

Albert Chao	2/21/2025	37,172	110.15	1,357,521	2.38%
James Chao	2/21/2025	37,172	110.15	1,357,521	2.38%
Jean-Marc Gilson	2/21/2025	26,391	110.15	963,799	2.38%
M. Steven Bender	2/21/2025	19,279	110.15	704,069	2.38%
Robert F. Buesinger	2/21/2025	13,141	110.15	479,909	2.38%

(1)	Represents stock options that vested or will vest in three equal installments on February 21, 2026, February 21, 2027 and February 21, 2028.
(2)
Represents the grant date fair value of the stock option awards calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions, please see Note 14 to our consolidated financial statements included in our Annual Report on Form
10-K
for the year ended December 31, 2025.

(3)
The Company filed a Current Report on Form
8-K
in connection with the issuance of a press release announcing its 2024 fourth quarter and full year financial results on February 24, 2025, prior to the open of the NYSE trading session. The closing price of our common stock on February 21, 2025 (the trading day ending immediately prior to the release of earnings) was $109.71 and the closing price of our common stock on February 24, 2025 (the trading day beginning immediately following the release of earnings) was $109.53, representing a percentage change of 0.16%. The Company filed its Annual Report on Form
10-K
for the year ended December 31, 2024 on February 25, 2025, after the close of the NYSE trading session. The closing price of our common stock on February 25, 2025 (the trading day ending immediately prior to the filing of the Form
10-K)
was $112.09 and the closing price of our common stock on February 26, 2025 (the trading day beginning immediately following the filing of the Form
10-K)
was $112.32, representing a percentage change of 0.20%.

(4)	Cumulative percentage change calculated using the closing price of our common stock on the NYSE on February 21, 2025 and February 26, 2025, of $109.71 and $112.32, per share, respectively.

2025 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Fair Market Value of Shares of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Fair Market Value of Unearned Shares That Have Not Vested(1) ($)
Name	Exercisable	Unexercisable
Albert Chao	77,746	—		61.865	2/17/2027	—		—	—		—
	44,647	—		107.750	2/16/2028	—		—	—		—
	69,708	—		79.830	2/15/2029	—		—	—		—
	110,186	—		65.813	2/14/2030	—		—	—		—
	68,074	—		86.538	2/19/2031	—		—	—		—
	56,819	—		108.118	2/18/2032	—		—	—		—
	29,829	15,367	(2)	122.650	2/17/2033	16,555	(5)	1,224,077	6,193	(12)	457,910
	14,626	29,698	(3)	144.485	2/16/2034	16,010	(6)	1,183,779	16,058	(13)	1,187,329
	—	37,172	(4)	110.150	2/21/2035	12,322	(7)	911,089	3,089	(14)	228,401
James Chao	12,589	—		86.538	2/19/2031	—		—	—		—
	18,633	—		108.118	2/18/2032	—		—	—		—
	18,707	9,637	(2)	122.650	2/17/2033	10,382	(5)	767,645	3,884	(12)	287,183
	8,329	16,913	(3)	144.485	2/16/2034	9,118	(6)	674,185	9,145	(13)	676,181
	—	37,172	(4)	110.150	2/21/2035	12,322	(7)	911,089	3,089	(14)	228,401
Jean-Marc Gilson	—	—		—	—	20,401	(8)	1,508,450	—		—
	—	26,391	(4)	110.150	2/21/2035	8,749	(7)	646,901	2,193	(14)	162,150
						8,994	(9)	665,016	—		—
M. Steven Bender	6,199	—		65.813	2/14/2030	—		—	—		—
	6,494	—		86.538	2/19/2031	—		—	—		—
	14,980	—		108.118	2/18/2032	—		—	—		—
	8,560	4,411	(2)	122.650	2/17/2033	4,751	(5)	351,289	1,777	(12)	131,391
	4,073	8,271	(3)	144.485	2/16/2034	4,459	(6)	329,698	4,472	(13)	330,660
	—	19,279	(4)	110.150	2/21/2035	6,391	(7)	472,551	1,602	(14)	118,452
	—	—		—	—	13,164	(10)	973,346	—		—
Robert F. Buesinger	—	—		—	—	—		—	—		—
	3,950	—		108.118	2/18/2032	—		—	—		—
	3,133	3,229	(2)	122.650	2/17/2033	3,478	(5)	257,163	1,301	(12)	96,196
	2,807	5,702	(3)	144.485	2/16/2034	3,073	(6)	227,218	3,083	(13)	227,957
	—	13,141	(4)	110.150	2/21/2035	4,356	(7)	322,083	1,092	(14)	80,742
	—	—		—	—	13,164	(10)	973,346	—		—
	—	—		—	—	17,101	(11)	1,264,448	—		—

(1)	Based on the closing price of our common stock on the New York Stock Exchange on December 31, 2025 ($73.94 per share).
(2)	These stock options vested in three equal installments on February 17, 2024, February 17, 2025 and February 17, 2026.
(3)	These stock options vest or vested in three equal installments on February 16, 2025, February 16, 2026 and February 16, 2027.
(4)	These stock options vest or vested in three equal installments on February 21, 2026, February 21, 2027 and February 21, 2028.
(5)	These restricted stock units vested on February 17, 2026.
(6)	These restricted stock units vest on February 16, 2027.
(7)	These restricted stock units vest on February 21, 2028.
(8)	These restricted stock units vest on July 15, 2027.
(9)	These restricted stock units vest on February 28, 2028.
(10)	These restricted stock units vest on May 12, 2026.
(11)	These restricted stock units vest on December 31, 2026.
(12)

These performance stock units became earned and vested on February 17, 2026 after the Compensation Committee determined, on February 19, 2026, that the performance conditions during the measurement period resulted in a payout of 37.3% of target. The number of shares shown are the actual number of shares earned under this award, which settled by March 15, 2026.

(13)

The vesting of the performance stock units granted on February 16, 2024 depends upon attainment of performance metrics over a three-year measurement period ending December 31, 2026. The number of unearned shares included in the table above is based on the partial performance results through December 31, 2025 and assumes payout at the next highest performance level, which is the target level (100% of target). These performance stock units vest in February 2027 once the Compensation Committee has determined that the performance conditions have been met and will be settled by March 15, 2027.

(14)

The vesting of the performance stock units granted on February 21, 2025 depends upon attainment of performance metrics over a three-year measurement period ending December 31, 2027. The number of unearned shares included in the table above is based on the partial performance results through December 31, 2025 and assumes payout at the next highest performance level, which is the threshold level (25% of target). These performance stock units vest in February 2028 once the Compensation Committee has determined that the performance conditions have been met and will be settled by March 15, 2028.

2025 Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Albert Chao	81,673	2,375,111	51,428	5,859,200
James Chao	0	0	25,171	2,867,735
Jean-Marc Gilson	0	0	0	0
M. Steven Bender	0	0	22,806	2,624,466
Robert F. Buesinger	0	0	19,762	2,277,661

(1)	Includes restricted stock units and performance stock units that vested on February 18, 2025 and February 20, 2025.
(2)	Based on the difference between the market price of our common stock on the date of exercise and the option exercise price.
(3)	Based on the market price of our common stock on the applicable vesting date.

2025 Potential Payments Upon Termination or Change in Control

Termination Benefits

Our equity award agreements issued under the Omnibus Incentive Plan and our AIP provide benefits upon certain terminations of employment, as described below.

Equity Award Agreements. Under the equity award agreements, if a named executive officer’s employment is terminated by reason of death, unvested stock options, restricted stock unit awards (“RSUs”), and performance stock unit awards (“PSUs”) will become vested and exercisable, as applicable, with PSUs vesting at target level. If a named executive officer’s employment is terminated by reason of “Normal Retirement” (as defined herein), a prorated portion of unvested stock options and RSUs will vest and become exercisable, as applicable, and the named executive officer would remain eligible to earn a prorated number of PSUs as determined by the Committee based on actual achievement over the performance period. The prorated portion of the awards will be based on the number of days the named executive officer was employed from the grant date until the date of their Normal Retirement over the number of days in the period beginning on the grant date and ending on the last vesting date or, in the case of PSUs, the last day of the performance period. The equity award agreements define “Normal Retirement” as a termination from employment for any reason after (i) attaining at least 65 years of age, and (ii) having been employed by the Company or a subsidiary for a continuous period of 10 years or more. If a named executive officer is terminated without “Cause” (as defined in the “Definitions” subsection of the “Change In Control Benefits” section below), their stock options will be exercisable to the extent vested on the date of their termination and will become exercisable with respect to a portion of the previously unexercisable shares that were scheduled to become exercisable on the next vesting date, prorated for the number of full days the named executive officer was employed from the most recent vesting date until the date of their termination.

AIP. Under the AIP, if a named executive officer’s employment is terminated by reason of death, permanent disability, or Normal Retirement, or if they are terminated due solely to an approved reduction-in-force, they or their named beneficiary, as applicable, will receive the final value of their award as determined by the plan administrator (the “Final Award”). The Final Award in the event of a termination by reason of death, permanent disability or Normal Retirement, would typically represent the sum of (i) a prorated bonus for service in the year termination occurs based on attainment of performance objectives under the AIP and (ii) certain banked amounts that resulted from the banking approach described above in “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses—AIP.” If a named executive officer’s employment is terminated due solely to an approved reduction-in-force, the Final Award would typically represent certain banked amounts only.

Change in Control Benefits.

Our AIP and Omnibus Incentive Plan provide benefits upon certain change in control events and qualifying terminations of employment following certain change in control events. These arrangements are described below. All capitalized terms under the subsections below shall generally be as defined in the “Definitions” subsection below.

AIP. Under the AIP, in the event of a Change in Control:

•

If the continuing entity after a Change in Control fails to assume or replace an award with a new award of equivalent value, calculated inclusive of any banking factors carried over from prior plan years, the Final Award will be determined and payable based upon the extent to which performance goals were actually achieved as of such Change in Control and become payable on the date of the Change in Control.

•

If the continuing entity after a Change in Control assumes or replaces an award with a new award of equivalent value, calculated inclusive of any banking factors carried over from prior plan years, the assumed or replaced Final Award will vest and be payable in accordance with the original schedule as determined by the plan administrator and will not accelerate, except that upon the termination of the participant’s active employment by the Company without Cause or by the participant for Good Reason during the twenty-four month period following a Change in Control, any assumed or replaced Final Award will become vested and payable on a pro rata basis based on the number of days of active employment during the applicable plan year. The assumed and replaced Final Award will be determined to have been achieved based upon the extent to which performance goals were actually achieved as of such Change in Control.

Omnibus Incentive Plan. Under the Omnibus Incentive Plan, unless the plan administrator determines otherwise in an award agreement, in the event of a Change in Control:

•

If the continuing entity after a Change in Control fails to assume or replace an award with a new award of equivalent value and substantially equivalent terms, such award will become fully vested and immediately exercisable or payable on the date of the Change in Control, with performance-based awards vesting at the level actually achieved as of such Change in Control.

•

If the continuing entity after a Change in Control assumes or replaces an award with a new award of equivalent value and substantially equivalent terms, the assumed or replaced award will vest and be payable in accordance with the original schedule set forth in the award agreement and will not accelerate, except that upon the termination of the participant’s active employment by the Company without Cause or by the participant for Good Reason during the twenty-four month period following a Change in Control, any assumed or replaced award will become vested and immediately exercisable, on a pro-rata basis, based on the number of days of active employment during the applicable vesting period. With respect to an award that is subject to the attainment of one or more performance goals, the assumed or replaced award will be determined to have been achieved based upon the extent to which the performance goals were actually achieved as of such Change in Control.

Definitions. The definitions below shall generally apply with respect to the AIP and the Omnibus Incentive Plan. Definitions containing further detail can be found in the AIP and the Omnibus Incentive Plan.

“Change in Control” means (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the properties or assets of the Company and its subsidiaries, (ii) individuals that constitute the Board of Directors as of May 11, 2023 or who are subsequently elected or nominated for election by the Board of Directors cease to constitute a majority of the Board of Directors, (iii) the consummation of a complete liquidation or dissolution of the Company, (iv) an acquisition of 50% or more of the Company’s outstanding shares of common stock or voting securities or (v) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction that requires the approval of shareholders. Limited exceptions to this high-level definition can be found in the AIP or Omnibus Incentive Plan, as applicable.

“Cause” means (i) conviction of any felony or a crime involving moral turpitude, (ii) knowing failure or refusal to follow reasonable instructions or reasonable policies, standards and regulations of the Company or any subsidiary, (iii) continued failure or refusal to faithfully and diligently perform the usual, customary duties of employment or service, (iv) continuously conducting oneself in an unprofessional, unethical or immoral manner or (v) fraudulent conduct or conduct which discredits the Company or any subsidiary or is detrimental to its reputation, character and standing.

“Good Reason” means, unless timely corrected, (i) any material, adverse change in duties, responsibilities, authority, title, status or reporting structure, (ii) a material reduction in base salary or bonus opportunity or (iii) a geographical relocation of principal office location by more than 50 miles.

Potential Payments Upon Termination or Change in Control Table. The following table shows the estimated value of payments and benefits that would have accrued to the named executive officers, based on (1) equity award agreements in event of a termination of a named executive officer’s employment by reason of death, by reason of Normal Retirement and without Cause, (2) the AIP in the event of a termination of a named executive officer’s employment by reason of death, permanent disability, Normal Retirement and, in certain circumstances, without Cause due solely to an approved reduction-in-force, and (3) the AIP and Omnibus Incentive Plan, if (i) we complete a Change in Control in which the continuing entity fails to assume outstanding awards under the AIP and fails to assume or replace outstanding equity awards under the Omnibus Incentive Plan with new awards of equivalent value and substantially equivalent terms (“Non-Assumption Event”) or (ii) the named executive officers’ employment was terminated by the Company without Cause or by the named executive officers for Good Reason during the twenty-four-month period following a Change in Control in which the continuing entity assumed outstanding awards under the AIP and assumed or replaced outstanding equity awards under the Omnibus Incentive Plan with new awards of equivalent value and substantially equivalent terms (“Involuntary Termination Post-Assumption Event”). The amounts in the table assume that the termination events and Change in Control were effective as of December 31, 2025 and the value of equity awards is based on the Company’s closing market price of $73.94 on December 31, 2025.

The award agreements limit the change in control benefits payable to named executive officers as necessary to mitigate the adverse impact of the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code on named executive officers. For purposes of the Change in Control events in the table below, we have assumed that the amounts payable to named executive officers would not exceed the threshold that would subject such amounts to excise taxes pursuant to Section 280G of the Code and that no parachute cap would apply.

Termination or Change in Control Compensation Table

Name	Benefit		Death ($)		Disability ($)		Normal Retirement ($)(9)		Termination without Cause ($)		CIC Non-Assumption Event ($)		Involuntary Termination Post-CIC Assumption Event ($)
Albert Chao	AIP		1,492,001	(1)	1,492,001	(1)	1,492,001	(1)	1,492,001	(2)	1,492,001	(3)	1,492,001	(3)
	Stock Option Acceleration	(4)	—		—		—		—		—		—
	RSU Acceleration	(5)	3,318,945		—		2,169,679		—		3,318,945		2,169,679
	PSU Acceleration	(6)	3,328,927	(7)	—		2,559,113	(8)	—		3,328,927		2,559,113	(8)
	Total		8,139,872		1,492,001		6,220,793		1,492,001		8,139,872		6,220,793
James Chao	AIP		746,001	(1)	746,001	(1)	746,001	(1)	746,001	(2)	746,001	(3)	746,001	(3)
	Stock Option Acceleration	(4)	—		—		—		—		—		—
	RSU Acceleration	(5)	2,352,919		—		1,415,206		—		2,352,919		1,415,206
	PSU Acceleration	(6)	2,360,017	(7)	—		1,877,220	(8)	—		2,360,017		1,877,220	(8)
	Total		5,458,936		746,001		4,038,426		746,001		5,458,936		4,038,426
Jean-Marc Gilson	AIP		1,059,413	(1)	1,059,413	(1)	—		1,059,413	(2)	1,059,413	(3)	1,059,413	(3)
	Stock Option Acceleration	(4)	—		—		—		—		—		—
	RSU Acceleration	(5)	2,820,367		—		—		—		2,820,367		1,106,381
	PSU Acceleration	(6)	648,824	(7)	—		—		—		648,824		648,824	(8)
	Total		4,528,604		1,059,413		—		1,059,413		4,528,604		2,814,618
M. Steven Bender	AIP		863,894	(1)	863,894	(1)	863,894	(1)	863,894	(2)	863,894	(3)	863,894	(3)
	Stock Option Acceleration	(4)	—		—		—		—		—		—
	RSU Acceleration	(5)	2,126,884				1,532,859		—		2,126,884		1,532,859
	PSU Acceleration	(6)	1,157,013	(7)	—		936,060	(8)	—		1,157,013		936,060	(8)
	Total		4,147,791		863,894		3,332,813		863,894		4,147,791		3,332,813
Robert F. Buesinger	AIP		1,826,167	(1)	1,826,167	(1)	1,826,167	(1)	1,862,167	(2)	1,826,167	(3)	1,826,167	(3)
	Stock Option Acceleration	(4)	—		—		—		—		—		—
	RSU Acceleration	(5)	3,044,258		—		1,866,595		—		3,044,258		1,866,595
	PSU Acceleration	(6)	808,904	(7)	—		647,199	(8)	—		808,904		647,199	(8)
	Total		5,679,329		1,826,167		4,339,960		1,862,167		5,679,329		4,339,960

(1)

Amount represents a cash payment equal to the Final Award, which for purposes of this table, was calculated to include the sum of the (i) the annual bonus under the AIP for the 2025 plan year and (ii) certain banked amounts. Because termination is assumed to be effective December 31, 2025, the annual bonus payable with respect to service for the 2025 plan year is the award for the full year.

(2)

Amount represents a cash payment equal to the Final Award, which for purposes of this table, was calculated to include only certain banked amounts and assumes the termination without Cause is due to an approved reduction-in-force program.

(3)

Amount represents a cash payment equal to the Final Award, which for purposes of this table, was calculated to include the sum of (i) the annual bonus under the AIP for the 2025 plan year and (ii) certain banked amounts. The annual bonus under the AIP for the 2025 plan year is determined based upon the extent to which performance goals were actually achieved as of December 31, 2025. While the Final Award payable under the AIP upon an Involuntary Termination Post-Assumption Event may be less than the amount payable on a Non-Assumption Event as a result of proration, this row reflects the same amounts payable because the Change in Control and involuntary termination are both assumed to be effective on December 31, 2025 and therefore the amount payable on an Involuntary Termination Post-Assumption Event is the award for the full year.

(4)

Amounts represent the value of unvested stock options that would accelerate on December 31, 2025 based on the difference between the closing market price of our common stock as of December 31, 2025 and exercise price of the respective stock options. For stock options for which the exercise price is greater than the Company’s closing market price of $73.94 on December 31, 2025, no value has been included in the table above.

(5)	Amount represents the value of unvested RSUs that would accelerate on December 31, 2025 based on the closing market price of our common stock as of December 31, 2025.
(6)

Amount represents the value of unvested performance stock units that would accelerate on December 31, 2025 based on the closing market price of our common stock as of December 31, 2025. Except in the event of death, the number of unvested performance stock units that would accelerate is determined based upon the extent to which performance goals were actually achieved as of December 31, 2025. For PSUs with performance periods that extend beyond December 31, 2025, the table assumes vesting at target level.

(7)	Amount reflects vesting at target level.
(8)	Amount reflects prorated vesting based on the number of days the named executive officer was employed from each PSU award’s grant date until December 31, 2025.
(9)

All named executive officers other than Mr. Gilson are retirement-eligible and therefore eligible to receive certain benefits upon their resignation for any reason, which such benefits are represented in this column.

Pay-Versus-Performance
Compensation Table

	Summary Compensation Table Total for Albert Chao (CEO)($)	Summary Compensation Table Total for Gilson (CEO)($)		Compensation Actually Paid to Albert Chao (CEO)($)	Compensation Actually Paid to Gilson (CEO)($) (3)	Avg. Summary Compensation Table Total for Non-CEO NEOs($)	Avg. Compensation Actually Paid to Non-CEO NEOs($) (4)	Value of Initial Fixed $100 Investment Based On:		Net Income/ Loss (in millions) ($) (6)	Economic Value Added (EVA) (in millions) ($) (7)
Year (1)								Total Shareholder Return($)	Peer Group Total Shareholder Return($) (5)
2025	—	6,423,651		—	3,727,754	5,172,918	17,948	98.05	122.44	(1,471)	(1,398)
2024	10,923,881	4,259,975	(2)	4,981,732	3,600,950	4,631,593	2,632,294	148.06	123.81	647	(168)
2023	11,971,486	—		22,752,624	—	6,043,960	11,301,095	178.15	124.07	522	18
2022	12,242,340	—		17,700,713	—	5,431,437	7,237,933	128.74	111.73	2,297	1,545
2021	10,401,407	—		14,034,003	—	4,029,808	5,271,240	120.51	125.91	2,070	1,594

(1)	For each respective year, our CEOs and Non-CEO NEOs included in the table above reflect the following individuals:

Year	CEO	Non-CEO NEOs
2025	Jean-Marc Gilson	Albert Chao, James Chao, M. Steven Bender and Robert F. Buesinger
2024	Albert Chao and Jean-Marc Gilson	James Chao, M. Steven Bender, L. Benjamin Ederington and Robert F. Buesinger
2023	Albert Chao	James Chao, M. Steven Bender, L. Benjamin Ederington and Robert F. Buesinger
2022	Albert Chao	James Chao, M. Steven Bender, L. Benjamin Ederington and Roger L. Kearns
2021	Albert Chao	James Chao, M. Steven Bender, Robert F. Buesinger and Roger L. Kearns

(2)	This amount has been revised to align with the amount reported in the Summary Compensation Table.
(3)
The table below details the adjustments made to the Summary Compensation Table totals for the CEO, Mr. Gilson, to arrive at the “compensation actually paid to the CEO” for 2025. Stock option fair values are calculated at each measurement date using a Black-Scholes valuation model, consistent with the approach used to value the awards at the grant date. Stock option fair values as of each measurement date were determined using updated assumptions (the closing stock price of our Common Stock as of the measurement date (ranging from $74.36 to $116.76 for the measurement dates used to calculate compensation actually paid for 2025), risk-free interest rate (ranging from 3.60% to 4.32% for the measurement dates used to calculate compensation actually paid for 2025), expected life (ranging from 1.88 to 5.36 years for the measurement dates used to calculate compensation actually paid for 2025), expected volatility of the price of our Common Stock (ranging from 31.6% to 37.4% for the measurement dates used to calculate compensation actually paid for 2025), and expected dividend yield (ranging from 1.8% to 2.8% for the measurement dates used to calculate compensation actually paid for 2025). Restricted stock unit fair values are calculated at each measurement date based on the closing stock price of our Common Stock as of the measurement date (ranging from $6.12 to $29.86 for the measurement dates used to calculate compensation actually paid for 2025). Performance stock unit fair values are calculated using a Monte Carlo simulation model, consistent with the approach used to value the awards at the grant date. Performance stock unit fair values as of each measurement date were determined using updated assumptions (risk-free interest rate (ranging from 3.47% to 3.48% for the measurement dates used to calculate compensation actually paid for 2025), volatility of the price of our Common Stock (35% for the measurement dates used to calculate compensation actually paid for 2025), the closing price of our Common Stock on the measurement date ($73.94 for the measurement dates used to calculate compensation actually paid for 2025), volatilities of the prices of the stocks of the peer group companies, and the correlations of returns of our Common Stock and the stocks of the peer group companies to simulate total shareholder returns and their resulting impact on the payout percentages).

Adjustments to Determine Compensation Actually Paid for Gilson (CEO)	2025($)
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(3,000,205)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	(963,799)
Increase for fair value of awards granted during year that remain unvested as of year-end	2,098,632
Increase for fair value of awards granted during year that vested during year	—
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	(830,525)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	—
Deduction of fair value of awards granted prior to year that were forfeited during year	—
Increase based on dividends or other earnings paid during year prior to vesting date of award	—

Total Adjustments	(2,695,897)

(4)
The average Summary Compensation Table totals for
Non-CEO
NEOs are adjusted to arrive at the average compensation actually paid to the
Non-CEO
NEOs each year using the
same
methodology as described for the CEOs and as indicated in the table below for 2025. Stock option fair values, restricted stock unit fair values, and performance stock unit fair values are calculated using the same methodology as described for the CEOs.

Adjustments to Determine Average Compensation Actually Paid for Non-CEO NEOs	2025($)
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(2,397,806)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	(974,755)
Increase for fair value of awards granted during year that remain unvested as of year-end	1,677,864
Increase for fair value of awards granted during year that vest during year	—
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	(3,520,024)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	59,751
Deduction of fair value of awards granted prior to year that were forfeited during year	—
Increase based on dividends or other earnings paid during year prior to vesting date of award	—

Total Adjustments	(5,154,970)

(5)	Peer group is the S&P 500 Chemicals Industry GICS Level 3 Index (“S&P 500 Chemicals”)
(6)	Amounts shown reflect consolidated net income, including net income attributable to noncontrolling interests, as reported in the Company’s audited financial statements for the applicable fiscal year.
(7)
EVA generated by the Company was determined by subtracting from the Company’s net operating profit after taxes (“NOPAT”) a charge of 8.75% of the capital employed to generate the profit. The 8.75% capital charge represents the Company’s estimate of its weighted average cost of debt and equity capital. EVA is solely a measure used by the Company under its compensation programs. It is not the same as the corresponding accounting measures calculated in accordance with U.S. GAAP for financial reporting purposes and is not intended to reflect the Company’s performance for any purpose other than determination of bonuses awarded under the AIP, the QIP and the amount of performance stock units earned. NOPAT is adjusted to account for any amortization of intangibles, acquisition-related integration and transaction costs, adjustments associated with acquisitions, impairment and restructuring costs (together,
“non-operating
impacts”) amortized over a period commensurate with the period which the Company realizes benefits, and noncontrolling interests. Capital employed represents the Company’s total assets minus cash, restricted cash, current liabilities (but excluding the current portion of long-term debt) and pensions and other post-retirement benefits. Capital employed is adjusted to remove the impact of significant capital projects, non-controlling
interests, the difference between an acquired company’s opening balance sheet and the purchase price for such acquired company, any impact based on the Company’s actual taxes paid as compared to the long-term expected cash tax rate used for NOPAT and adding back historical adjustments to NOPAT based on non-operating
impacts.

Pay-Versus-Performance
Relationship Disclosure
Relationship Between Compensation Actually Paid and Cumulative Total Shareholder Return.
As required by Item 402(v) of Regulation
S-K,
we are presenting the graph below which compares the compensation actually paid to the CEO and the average amount of compensation actually paid to the
Non-CEO
NEOs to cumulative Total Shareholder Return (“TSR”) of the Company over the five-year period presented in the table. The TSRs reflected in the graph below assume reinvestment of dividends, where applicable, and that $100 was invested at the market close on December 31, 2020.
The amount of compensation actually paid to the CEO and the average amount of compensation actually paid to the Non-CEO
NEOs generally align with our cumulative TSR given our emphasis on long-term incentive compensation tied to our stock price and TSR performance.
(1)

(1)	The average amount of compensation actually paid to the non-CEO NEOs in 2025 was too low compared to the amount of compensation actually paid to NEOs in other years to be visible in the graph.

Relationship Between Compensation Actually Paid and Net Income/Loss
.
As required by Item 402(v) of
Regulation S-K,
we are presenting the graph below which compares the compensation actually paid to the CEO and the average amount of compensation actually paid to the
Non-CEO
NEOs to net income/loss of the Company over the five-year period presented in the table. Compensation actually paid is less sensitive to outcomes on net income as a result of the emphasis in our executive compensation programs on long-term incentives and its stronger correlation to our TSR performance.
(1)

(1)	The average amount of compensation actually paid to the non-CEO NEOs in 2025 was too low compared to the amount of compensation actually paid to NEOs in other years to be visible in the graph.
Relationship Between Compensation Actually Paid and EVA
. As required by Item 402(v) of Regulation
S-K,
we are presenting the graph below which compares the compensation actually paid to the CEO and the average amount of compensation actually paid to the
Non-CEO
NEOs to EVA of the Company over the five-year period presented in the table.
Outside of our TSR performance, EVA over the long-term is the financial performance measure that, in the Company’s assessment, represents the most important performance measure used by the Company to link executive compensation to Company performance. The Committee’s determinations as to the amount of bonus awarded under the AIP is significantly influenced by the EVA generated by the Company. Additionally, with respect to performance stock unit awards, the amount of performance stock units earned is generally based upon the greater of the Company’s TSR compared with the TSR of the Company’s Peer Group or the Company’s average annual EVA rate of return over a three-year period. See “Compensation Discussion and Analysis—Establishing Compensation Levels” for a discussion of how EVA factors into the Committee’s determinations as to the amount of bonus awarded under the AIP and Relative TSR and EVA performance rates with respect to performance stock units.
Despite the importance of EVA as a financial measure under our executive compensation programs, the impact of EVA on compensation actually paid is moderated by the much stronger correlation of compensation actually paid to our stock price and TSR performance as a result of the emphasis in our executive compensation programs on long-term incentives. See the graph above under “Relationship Between Compensation Actually Paid and Cumulative Total Shareholder Return.” Another factor that moderates the impact of each year’s EVA on compensation actually paid as presented in the graph below is that the AIP utilizes a “banking” approach that averages the EVA rate of return over several years, as discussed in “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses—AIP.” The purpose of this banking approach is to moderate the cyclical nature of the industries in which the Company operates and, therefore, the impact of changes in EVA from year to year, resulting in slightly lower bonuses in years with high EVA and higher bonuses in years with low EVA than if the banking approach were not utilized.
(1)

Compensation Actually Paid vs. EVA
Compensation Actually Paid (in thousands)
$25,000
$20,000
$15,000
$10,000
$5,000
$0
EVA (in millions)
$2,100
$1,600
$1,100
$600
$100
($400)
($900)
($1,400)
2021
2022
2023
2024
2025
Albert Chao (CEO)
Gilson (CEO)
Average for Non-CEO NEOs
EVA

(1)	The average amount of compensation actually paid to the non-CEO NEOs in 2025 was too low compared to the amount of compensation actually paid to NEOs in other years to be visible in the graph.
Relationship Between Cumulative TSR of the Company and Cumulative TSR of the Peer Group.
As required by Item 402(v) of Regulation
S-K,
we are presenting the graph below which compares cumulative TSR of the Company and cumulative TSR of the Company’s peer group over the five-year period presented in the table. As demonstrated by the following graph, the Company’s cumulative TSR over the five-year period presented in the table was (1.95)%, while the cumulative TSR of the peer group presented for this purpose, the S&P 500 Chemicals, was 22.44% over the five years presented in the table.

2025 Key Performance Measures
The table below contains an unranked list of the most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s fiscal year 2025 performance.
Key Performance Measures
Economic Value Added (“EVA”)
Total Shareholder Return (“TSR”)
EVA Rate of Return
Relative TSR

CEO Pay Ratio Analysis
The table below sets forth comparative information regarding: (1) the annualized total compensation of our Chief Executive Officer, Mr. Gilson, for the year ended December 31, 2025; (2) the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2025, determined on the basis described below; and (3) a ratio comparison of those two amounts. These amounts were determined in accordance with rules prescribed by the SEC.
For purposes of determining the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2025, we referred to the same employee who was identified as our median employee for 2024 as there have been no changes to our employee population or employee compensation arrangements in 2025 that we believe would significantly impact our pay ratio disclosure and thus require identification of a new median employee. However, the median employee we identified in 2024 was on a leave of absence from the Company for a significant portion of 2025. Accordingly, as permitted under the applicable SEC rules, we have substituted a new median employee whose compensation was substantially similar to the original median employee based on the same compensation measure used to select the original median employee in 2024.
The applicable SEC rules require us to identify the median employee by using either annual total compensation for all such employees or another consistently applied compensation measure. For these purposes, we used total taxable earnings, plus certain non-taxable
items, including retirement plan contributions and car allowances/perquisites, as determined from the Company’s payroll records for the period from January 1, 2024 through December 31, 2024 (the “Measurement Date”), as our consistently applied compensation measure. We included all employees of the Company and its consolidated subsidiaries as of the Measurement Date, whether employed on a full-time, part-time or seasonal basis and whether employed in the U.S. or a
non-U.S.
jurisdiction. We did not use statistical sampling or include any cost-of-living
adjustments for purposes of this determination.
After identifying the median employee as of the Measurement Date, based on the process described above, we calculated 2025 total compensation for the median employee and our Chief Executive Officer using the same methodology we used for determining total compensation for 2025 for our named executive officers as set forth in the Summary Compensation Table.

Chief Executive Officer annual total compensation (A)	$6,682,439
Median annual total compensation of all employees (excluding Chief Executive Officer) (B)	$78,052
Ratio of (A) to (B)	85.6

The related party transactions set forth above have been previously approved by the independent members of the Board of Directors without the participation of the directors interested in the transaction.

Mr. John Chao, one of our directors and the Company’s Senior Vice President, Strategy and Corporate Development obtained the following compensation awarded to him or earned in 2025: a base salary of $388,769, stock awards of $210,134, option awards of $101,233, a non-equity incentive plan award of $203,904 and all other compensation of $48,811.

See “Information Regarding Board of Directors—Compensation of Directors” and “Executive Compensation” for a discussion on the compensation arrangements for Messrs. David Chao and John Chao and Mss. Chao and Sabat, and Messrs. Albert Chao, James Chao and Gilson, respectively.

PROPOSAL 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act, the Company is providing its stockholders with the opportunity to cast a nonbinding advisory vote to approve named executive officer compensation as described below.

The proposed resolution of stockholders is as follows:

RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in the proxy statement for the Company’s 2026 annual meeting of stockholders, is hereby APPROVED.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes performance and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

The Compensation Discussion and Analysis, beginning on page 11 of this Proxy Statement, describes in more detail the Company’s executive compensation program and the decisions made by the Compensation Committee with respect to 2025 executive compensation.

Because this proposal is an advisory vote, it is not binding on the Company. However, the Compensation Committee values the opinions of stockholders with respect to our executive compensation and will consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2025. Although the ratification of the appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, our Board of Directors has decided to ask our stockholders to ratify this appointment. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the appointment of another accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THIS APPOINTMENT BE RATIFIED.

PricewaterhouseCoopers LLP, or its predecessor, has served as our independent registered public accounting firm since 1986. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of the stockholders. If present, the representatives will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

For the years ended December 31, 2025 and 2024, PricewaterhouseCoopers LLP billed us the following fees:

Fees	2025	2024
Audit fees(1)	$11,898,502	$10,429,992
Audit-related fees(2)	87,500	96,628
Tax fees(3)	4,132,785	4,548,288
All other fees(4)	2,132	687,668

Total fees billed	$16,120,919	$15,762,576

(1)

Audit fees represent fees billed for professional services rendered for the audits of our annual consolidated financial statements, audit of internal controls, quarterly review of our consolidated financial statements, reviews of documents filed with the SEC, annual stand-alone financial statement audit fees, registration statements and comfort letters.

(2)	Audit-related fees represent fees billed for professional services rendered for attest services.
(3)	Tax fees comprise of tax compliance services and tax consulting services, Research and Development Credit studies and K-1 and K-3 preparation support for Westlake Chemical Partners LP.
(4)	All other fees, in 2025, represent software license fees. All other fees, in 2024, represent system pre-implementation review services.

AUDIT COMMITTEE PRE-APPROVAL

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, pre-approval is generally provided for work associated with audit, review or attest engagements, tax and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. The Audit Committee pre-approved all of the services described in the table set forth above for the years ended December 31, 2025 and 2024 pursuant to its pre-approval policy.

REPORT OF THE AUDIT COMMITTEE

Seven directors currently make up the Audit Committee of our Board of Directors: Mark A. McCollum (chairman), Roger A. Cregg, Michael J. Graff, Kimberly S. Lubel, R. Bruce Northcutt, Bhavesh V. Patel and Jeffrey W. Sheets.

During the course of performing its duties, the Audit Committee issued the following report.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s independent registered public accounting firm and internal audit function.

The Audit Committee charter is available on the Company’s website at: http://www.westlake.com under “Investor Relations—Governance—Documents & Charters.”

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accounting firm, including: having direct responsibility for the public accounting firm’s appointment, compensation and retention; reviewing the scope of its audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm;

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program; and

•	oversees financial risks.

In 2025, the Audit Committee was comprised of Mr. Mark A. McCollum (chairman), Mr. Roger A. Cregg, Mr. Michael J. Graff, Ms. Kimberly S. Lubel, Mr. R. Bruce Northcutt and Mr. Jeffrey W. Sheets. Mr. Patel joined the Audit Committee in February 2026. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2025, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to the Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence.

The Audit Committee also reviewed and discussed with the Company’s management, and the independent registered public accounting firm, management’s report and PricewaterhouseCoopers LLP’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal, and disclosure, control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE
Mark A. McCollum, Chairman Roger A. Cregg Michael J. Graff Kimberly S. Lubel R. Bruce Northcutt Jeffrey W. Sheets

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We do not know of any matters other than those stated above which are to be brought before the 2026 annual meeting of stockholders. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each such stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside and you are not participating in the electronic delivery of proxy material, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our Investor Relations Department, Westlake Corporation, 2801 Post Oak Blvd., Suite 600, Houston, Texas 77056, telephone number (713) 960-9111. The Company will deliver, promptly upon written or oral request to the Investor Relations Department, a separate copy of the 2025 annual report to stockholders and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. If you hold your shares through a broker and you reside at an address at which two or more stockholders reside, but you are currently receiving more than one copy of the annual report and proxy statement, you may request delivery of a single copy of the annual report and proxy statement by contacting your broker or sending a request to the address above. The annual report is not a part of the proxy solicitation material.

OBTAINING COPIES OF THE COMPANY’S FORM 10-K

STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025 BY SENDING A WRITTEN REQUEST FOR THE FORM 10-K TO THE INVESTOR RELATIONS DEPARTMENT, WESTLAKE CORPORATION, 2801 POST OAK BLVD., SUITE 600, HOUSTON, TEXAS 77056.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2027 annual meeting of stockholders must be forwarded in writing and received at our principal executive offices no later than December 3, 2026, directed to the attention of the corporate secretary, for consideration for inclusion in our Proxy Statement for the annual meeting of stockholders to be held in 2027. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the 2027 proxy statement but seeking to have its proposal considered at the 2027 annual meeting, our bylaws require that a stockholder notify us of its proposal between November 15, 2026 and January 14, 2027; provided, that if the date of the 2027 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2026 annual meeting, such notice must be delivered no later than the later of the 120th day prior to the 2027 annual meeting and the 10th day following the day on which we first publicly announce the date of the 2027 annual meeting.

DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING

Pursuant to our bylaws, stockholders who intend to nominate a director candidate other than our nominees must provide advance notice of a director nomination, which notice must be received at our principal executive offices during the period beginning November 15, 2026 and ending January 14, 2027; provided, that if the date of the 2027 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2026 annual meeting, such notice must be delivered no later than the later of the 120th day prior to the 2027 annual meeting and the 10th day following the day on which we first publicly announce the date of the 2027 annual meeting. In addition to satisfying the nomination requirements in our bylaws, stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with the additional requirements of Rule 14a-19 under the Exchange Act no later than March 15, 2027; provided, that if the date of the 2027 annual meeting has changed by more than 30 days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which we first publicly announce the date of the 2027 annual meeting.

L. Benjamin Ederington Executive Vice President, Legal and External Affairs

April 2, 2026

WESTLAKE CORPORATION ATTN: GENERAL COUNSEL 2801 POST OAK BLVD, SUITE 600 HOUSTON, TX 77056

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 13, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 13, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by no later than 11:59 P.M. Eastern Time on May 13, 2026.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V87469-P47409       KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —  — — — — — — — — – — — — — — — – — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESTLAKE CORPORATION						To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			For	Withhold	For All
The Board of Directors recommends you vote FOR the following:			All	All	Except
			☐	☐	☐
1.	Election of Class I Directors:

Nominees:

	01)	Catherine T. Chao
	02)	Roger A. Cregg
	03)	Jean-Marc Gilson
	04)	Kimberly S. Lubel
	05)	Jeffrey W. Sheets

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain

2. An advisory vote to approve named executive officer compensation.	☐	☐	☐

3. To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐

NOTE: To act upon any other matters that may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

V87470-P47409

WESTLAKE CORPORATION

Annual Meeting of Stockholders

May 14, 2026 9:00 AM CDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey A. Holy and M. Steven Bender, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WESTLAKE CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM CDT, on May 14, 2026, at Westlake Center, 2801 Post Oak Boulevard, Houston, TX 77056, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The proxies named above are also authorized to vote in their discretion on any other matter that may properly come before the Annual Meeting of Stockholders, and any adjournment or postponement thereof, to the extent permitted by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended.

Continued and to be signed on reverse side